UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Preliminary Proxy Statement
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TBC Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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7111 Fairway Drive
Suite 201
Palm Beach Gardens, Florida 33418
October 13, 2005
To our Stockholders:
      I am writing to you regarding the proposed sale of our company to Sumitomo Corporation of America, or SCOA, pursuant to an agreement and plan of merger, dated as of September 18, 2005, by and among TBC, SCOA and Traction Acquisition Corp., a wholly owned subsidiary of SCOA. Pursuant to the merger agreement, Traction Acquisition will merge with TBC and TBC will become a wholly owned subsidiary of SCOA. If the merger is completed, TBC stockholders will be entitled to receive $35.00 in cash, without interest and less any applicable withholding tax, for each share of TBC common stock owned by them.
      In the enclosed proxy statement, you are being asked to consider and vote for the adoption of the merger agreement at a special meeting of our stockholders, which will be held at the executive offices of Tire Kingdom, Inc. located at 823 Donald Ross Road, Juno Beach, Florida 33408, on Tuesday, November 15, 2005, at 10:00 a.m., local time.
      After careful consideration, our board of directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of TBC and its stockholders. Our board of directors has unanimously approved the merger agreement. Therefore, our board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement at the special meeting.
      The enclosed proxy statement provides detailed information about the merger agreement and the merger. We encourage you to read this information carefully in its entirety.
      To vote your shares, you may use the enclosed proxy card or attend the special meeting in person. On behalf of the board of directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the special meeting.
      Thank you for your support of our company. I look forward to seeing you at the special meeting.

Sincerely,

Larry Day
President and Chief Executive Officer
      This proxy statement is dated October 13, 2005 and is first being mailed to stockholders of TBC on or about October 17, 2005.

TBC CORPORATION
7111 Fairway Drive
Suite 201
Palm Beach Gardens, Florida 33418
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On November 15, 2005
To the Stockholders of TBC Corporation:
      NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of TBC Corporation, a Delaware corporation, will be held on November 15, 2005, at 10:00 a.m., local time, at the executive offices of Tire Kingdom, Inc. located at 823 Donald Ross Road, Juno Beach, Florida 33408, for the following purposes:

1. To consider and vote upon adoption of the Agreement and Plan of Merger, dated as of September 18, 2005, among Sumitomo Corporation of America, a New York corporation (“SCOA”), Traction Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SCOA, and TBC, as more fully described in the enclosed proxy statement; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The board of directors of TBC has fixed the close of business on October 11, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. Only holders of record of common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, TBC had outstanding 22,482,076 shares of common stock.
      Holders of TBC common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “THE MERGER AGREEMENT — Appraisal Rights” on page 33.
      All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

By Order of the Board of Directors

Sharen Swartz Neuhardt
Secretary
October 13, 2005

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
      The following questions and answers are intended to address some questions you may have regarding the special meeting and the merger. These questions and answers might not address all questions that may be important to you as a TBC stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.
      Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us,” “TBC” and the “Company” refer to TBC Corporation, and references to the “board” mean the board of directors of TBC Corporation. In addition, we refer to Sumitomo Corporation of America as “SCOA” and to Traction Acquisition Corp. as “Merger Sub.”

Q.	When and where is the special meeting of stockholders?

A.	The special meeting of stockholders will take place at the executive offices of Tire Kingdom, Inc. located at 823 Donald Ross Road, Juno Beach, Florida 33408 on November 15, 2005, at 10:00 a.m., local time.

Q.	What will we be asked to vote on at the special meeting?

A.	You will be asked to adopt the merger agreement.

Q.	What will I be entitled to receive in the merger?

A.	If the merger is completed, each of your shares of TBC common stock will be converted into the right to receive $35.00 in cash, without interest and less any applicable withholding tax (unless you validly perfect appraisal rights under Delaware law).

Q.	What do I need to do now?

A.	We urge you to read this proxy statement carefully in its entirety and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. Please do not send in your stock certificates with your proxy.

Q.	How does the board recommend I vote?

A.	At a meeting held on September 18, 2005, our board of directors unanimously approved the merger agreement and declared the merger agreement and the merger advisable and in the best interests of our stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

Q.	Who may vote at the special meeting?

A.	Owners of TBC common stock at the close of business on October 11, 2005, the record date for the special meeting, are entitled to vote. A list of stockholders of record entitled to vote will be available at our offices located at 7111 Fairway Drive, Suite 201, Palm Beach Gardens, Florida 33418 for 10 days prior to the special meeting and at the special meeting location during the special meeting.

Q.	How do I vote?

A.	Because many stockholders are unable to attend the special meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instructions. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

Q.	If I return my proxy card, how will my shares be voted?

A.	The proxy holders designated in the proxy card will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions with respect to the proposal to adopt the merger agreement, the proxy holders will vote your shares “FOR” adoption of the merger agreement. We are not aware of any other proposals to be brought before the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the proxy holders intend to vote the shares they represent in accordance with their best judgment.

Q.	How many shares can vote?

A.	On the record date of the special meeting, there were 200 stockholders of record, holding an aggregate of 22,482,076 shares of TBC common stock, with each share entitled to one vote for each matter to be voted on at the special meeting. A quorum requires the presence at the special meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the special meeting.

Q.	What is the required vote to adopt the merger agreement?

A.	Holders of a majority of the issued and outstanding shares of TBC common stock entitled to vote are required to approve the proposal being submitted to TBC stockholders for adoption of the merger agreement.

Q.	If my shares are held in “street name” by my bank, brokerage firm or nominee, will my shares be automatically voted for me?

A.	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instructions that your bank, broker or nominee provides to you.

Q.	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee on how to vote on the merger proposal?

A.	Abstaining from voting or failing to instruct your bank, brokerage firm or nominee to vote your shares will have the legal effect of a vote against the proposal to adopt the merger agreement.

Q.	Can I revoke my proxy?

A.	Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary, TBC Corporation, 7111 Fairway Drive, Suite 201, Palm Beach Gardens, Florida 33418, stating that you are revoking your proxy, by submitting a later-dated proxy or by voting in person at the special meeting.

Q.	Can I vote in person at the special meeting?

A.	Yes. Persons who submit a proxy or voting instructions need not vote at the special meeting. However, at the special meeting, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. If you vote in person, it will revoke any proxy previously given by you. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

Q.	Who can attend the special meeting?

A.	All stockholders of record on the record date of the special meeting can attend. In order to be admitted to the special meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our stock as of the close of business on October 11, 2005. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the special meeting.

Q.	Should I send in my stock certificates now?

A.	No. You will receive written instructions for returning your TBC stock certificates if the merger is completed. These instructions will tell you how and where to send your TBC stock certificates in order to receive the merger consideration of $35.00 in cash, without interest less any applicable withholding tax.

Q.	When do you expect to complete the merger?

A.	We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or, where permissible, waived. We currently expect to complete the merger in the fourth quarter of 2005, but we cannot be certain when or if the conditions will be satisfied or waived.

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact us at 7111 Fairway Drive, Suite 201, Palm Beach Gardens, Florida 33418 or The Altman Group, Inc. at (866) 416-0556.

Q.	What are the U.S. federal tax consequences of the merger to me?

A.	The receipt of cash in exchange for shares of TBC common stock in the merger will generally be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, if you receive cash in exchange for common stock in the merger, you will recognize gain or loss equal to the difference, if any, between the cash consideration received and your adjusted tax basis in the shares of common stock surrendered. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances, as well as the foreign, state and local tax consequences of the disposition of shares in the merger. For more information, see “THE MERGER — Certain U.S. Federal Income Tax Consequences of the Merger.”

Q.	What if I oppose the merger? Do I have appraisal rights?

A.	If you are a stockholder who objects to the merger, and if you comply with the procedures required under Delaware law, you may elect to pursue your appraisal rights to receive the statutorily determined “fair value” of your shares, which could be more or less than the merger consideration of $35.00. In order to qualify for these rights, you must (1) vote “AGAINST” or “ABSTAIN” with respect to the adoption of the merger agreement, (2) make a written demand for appraisal prior to the taking of the vote on the merger agreement at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. An executed proxy card that is not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the adoption of the merger agreement and will disqualify you from demanding appraisal rights. For more information, see “THE MERGER AGREEMENT — Appraisal Rights.”

SUMMARY
      This summary highlights selected information from this proxy statement about the proposed merger and may not contain all of the information that is important to you as a TBC stockholder. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you.
The Merger (page 24 and Appendix A)
      Subject to the terms and conditions of the merger agreement, Merger Sub, a wholly-owned subsidiary of SCOA, will merge with and into TBC. TBC will survive the merger and continue to exist after the merger as a subsidiary of SCOA.
      Upon completion of the merger, we will remove TBC common stock from listing on the NASDAQ National Market, and, therefore, TBC common stock will no longer be publicly traded.
What You Will Receive If the Merger Is Completed (page 24)
      If we complete the merger, you will have the right to receive $35 in cash for each share of common stock you hold, unless you do not vote in favor of the merger and you otherwise properly perfect your appraisal rights under Delaware law. No interest will be paid on the consideration you will be entitled to receive for your shares and payments are subject to applicable withholding taxes.
Certain U.S. Federal Income Tax Consequences of the Merger (page 21)
      The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of the merger (including the application and effect of any state, local or foreign income and other tax laws).
Our Board of Directors Unanimously Recommends That Stockholders Vote “FOR” Adoption of the Merger Agreement (page 13)
      Our board of directors, by a unanimous vote, has determined that the merger agreement is advisable, fair to and in the best interests of TBC and its stockholders and has unanimously approved the merger agreement. Our board of directors recommends that you vote “FOR” adoption of the merger agreement at the special meeting.
      In determining whether to approve the merger, TBC’s board of directors consulted with its legal and financial advisors. In arriving at its determination, the TBC board of directors also considered a number of factors, including the following factors:

•	The relationship between the $35 price per share and the recent and historical market prices of TBC common stock;

•	The prospects of, and uncertainties facing, TBC as a stand-alone entity and the likelihood of achieving value for TBC stockholders on a stand-alone basis comparable to that offered to them in the proposed transaction; and

•	The fact that the merger consideration is all cash, the payment of which is not subject to a financing condition, and provides certainty of value to TBC’s stockholders.
Opinion of Lehman Brothers to Our Board of Directors (page 15 and Appendix B)
      On September 18, 2005, Lehman Brothers Inc., our financial advisor, rendered its oral opinion, subsequently confirmed in writing, to our board of directors that, as of the date of that opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the merger consideration to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders.
      The full text of the written opinion of Lehman Brothers, which sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Appendix B to, and is incorporated by reference in, this proxy statement. You should carefully read the opinion in its entirety.
Our Directors And Executive Officers Have Financial Interests In The Merger That May Be Different From Your Interests (page 21)
      Our executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of our stockholders. Our board was aware of such interests and considered them when approving the merger agreement. These interests include:

•	the rights of our executive officers and directors in respect of outstanding stock options under our equity-based plans, which options will vest and be cancelled upon completion of the merger in exchange for consideration based on the per share merger consideration;

•	the vesting of shares of restricted stock granted under our equity-based plans immediately prior to the merger;

•	our president and chief executive officer, Mr. Larry Day, and other executive officers of TBC are currently expected to retain their current titles and positions with the surviving company after the merger is completed;

•	certain of our executive officers are parties to employment agreements that provide for severance benefits if they are terminated for specified reasons within specified periods following the merger;

•	SCOA has advised us that it currently intends to put in place a management stock purchase plan shortly after the merger. Under the plan, SCOA anticipates that certain members of the senior management of the surviving corporation, as determined by the board of directors of the surviving corporation, will have the opportunity to purchase shares of the surviving corporation’s common stock on terms to be set by the board of directors of the surviving corporation. SCOA estimates that, in the aggregate, less than 1% of the outstanding stock of the surviving corporation will be issued to senior management as part of this management stock purchase plan; and

•	following completion of the merger, SCOA will indemnify, and provide directors and officers insurance for, our directors and executive officers for acts or omissions occurring at or prior to the merger.
The Merger Agreement May Be Terminated Under Some Circumstances (page 31)
      We and SCOA may mutually agree to terminate the merger agreement at any time without completing the merger, even after we receive stockholder approval. The merger agreement may also be terminated prior to the completion of the merger:

•	by either SCOA or us, if:

(1) our stockholders do not adopt the merger agreement at the special meeting;

(2) we do not complete the merger by March 31, 2006, which we refer to as the “termination date”;

(3) any law or order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger has been issued and has become final and non-appealable; or

•	by us if:

(1) there has been a breach by SCOA of any of its representations, warranties or covenants, such that the conditions to the completion of the merger could not be satisfied (and the breach is incapable of being cured by the termination date or is not cured within 20 business days following receipt of written notice); or

(2) prior to obtaining stockholder approval, our board of directors exercises certain termination rights relating to an alternative acquisition proposal; or

•	by SCOA if:

(1) there has been a breach by us of any of our representations, warranties or covenants, such that the conditions to the completion of the merger could not be satisfied (and the breach is incapable of being cured by the termination date or is not cured within 20 business days following receipt of written notice); or

(2) prior to obtaining stockholder approval, our board of directors modifies its recommendation in a manner adverse to SCOA or fails to take certain actions with respect to its recommendation of the merger.
We May Be Obligated to Pay a Termination Fee or Termination Expenses to SCOA Under Certain Circumstances (page 32)
      The merger agreement provides that we must pay a termination fee to SCOA of $29 million upon a termination of the merger agreement in specified circumstances, generally related to situations where TBC accepts a competing proposal to acquire TBC or where our board has withdrawn its recommendation of the merger.
      The merger agreement also provides that we must pay SCOA’s expenses related to the merger, up to $5 million, if the agreement is terminated by SCOA as a result of a breach by us of any of our representations, warranties or covenants, such that the conditions to the completion of the merger could not be satisfied (and the breach is incapable of being cured by the termination date or is not cured within 20 business days following receipt of written notice). Any such payment will be credited against the $29 million termination fee if such fee also becomes payable by us.
Conditions to the Merger and Expected Timing (page 32)
      TBC’s, SCOA’s and Merger Sub’s obligations to complete the merger are subject to the fulfillment or mutual waiver, where legally permissible, of the following conditions:

•	our stockholders’ approval of the merger agreement;

•	all waiting periods applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, must have expired or been terminated; and

•	no law or order issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the merger shall be in effect.
      SCOA’s obligation to complete the merger is subject to the fulfillment by us or waiver by SCOA of the following conditions:

•	the representations and warranties that we made in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger, except where the failure of such representations and warranties to be so true and correct would not reasonably be likely to have or result in, individually or in the aggregate, a Company Material Adverse Effect (as that term is defined in the merger agreement);

•	our compliance, in all material respects, with our obligations under the merger agreement; and

•	the absence of a continuing Company Material Adverse Effect.

      In addition, our obligation to complete the merger is subject to the fulfillment or waiver by us of the following conditions:

•	the representations and warranties that SCOA made in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger; and

•	SCOA’s compliance, in all material respects, with its obligations under the merger agreement.
      We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger in the fourth quarter of 2005, but we cannot be certain when or if the conditions will be satisfied or waived.
Regulatory Matters (page 21)
      The HSR Act and related rules provide that transactions such as the merger cannot be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. TBC and SCOA each filed, on October 6, 2005, a Notification and Report Form with the Federal Trade Commission and the Antitrust Division requesting early termination of the waiting period.
Financing of the Merger (page 32)
      The completion of the merger is not subject to any financing contingencies.
Appraisal Rights of Stockholders (page 33)
      Under Delaware law, you are entitled to appraisal rights in connection with the merger.
      You will have the right under Delaware law to have the “fair value” of your shares of our common stock determined by the Court of Chancery of the State of Delaware. This right to appraisal is subject to a number of restrictions and procedural requirements. Generally, in order to exercise your appraisal rights you must:

•	send a written demand to us for appraisal in compliance with the Delaware General Corporation Law before the vote on adopting the merger agreement;

•	not vote in favor of adopting the merger agreement; and

•	continuously hold your shares of our common stock from the date you make the demand for appraisal through the effective date of the merger.
      A holder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger will lose any appraisal rights with respect to those shares.
      Merely voting against the adoption of the merger agreement will not protect your rights to an appraisal. In order to protect your rights to an appraisal you must take all the steps required under Delaware law. Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement. The relevant section of Delaware law regarding appraisal rights is reproduced and attached as Appendix C to this proxy statement.

COMPANIES
TBC Corporation
7111 Fairway Drive, Suite 201
Palm Beach Gardens, FL 33418
(561) 227-0955
      TBC is one of the nation’s largest independent marketers of tires for the automotive replacement market. The Company has determined that its operating activities consist of two reportable operating segments: the Company’s Retail Division and the Company’s Wholesale Division. The Company operates and acts as a franchisor of retail tire and automotive service centers throughout the entire United States under the trade names Tire Kingdom, Merchant’s Tire & Auto Centers, National Tire & Battery and Big O Tires. The Company’s wholesale customers include retailers and other wholesalers, primarily in the United States, Canada and Mexico. As of June 30, 2005, the Company had a total of 1,175 retail locations consisting of 613 Company-operated and 562 franchised stores.
Sumitomo Corporation of America
600 Third Avenue
New York, New York 10016
(212) 207-0700
      Sumitomo Corporation of America is a New York corporation headquartered in New York City. Sumitomo Corporation of America is an integrated international trading firm with diversified investments and trading businesses.
Traction Acquisition Corp.
600 Third Avenue
New York, New York 10016
(212) 207-0700
      Traction Acquisition Corp is a wholly-owned subsidiary of SCOA organized under the laws of Delaware. It was incorporated solely for the purposes of the merger and is engaged in no other business.

THE SPECIAL MEETING
The Proposal
      This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at a special meeting to be held at the executive offices of Tire Kingdom, Inc. located at 823 Donald Ross Road, Juno Beach, Florida 33408, on Tuesday, November 15, 2005, at 10:00 a.m., local time. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 18, 2005, by and among TBC, SCOA and Merger Sub. TBC will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of SCOA. A copy of the merger agreement is attached as Appendix A to this proxy statement.
Record Date and Voting
      The holders of record of our common stock as of the close of business on the record date for the special meeting, which is October 11, 2005, are entitled to receive notice of, and to vote at, the special meeting. On the record date of the special meeting, there were 200 stockholders of record, holding an aggregate of 22,482,076 shares of our common stock outstanding, with each share entitled to one vote for each matter to be voted on at the special meeting.
      The holders of a majority of the shares of our common stock will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. In accordance with Delaware law, abstentions and properly executed broker non-votes, if any, will be counted as shares present and entitled to vote for the purposes of determining a quorum.
Required Vote
      Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the special meeting. Because the vote is based on the number of shares of our outstanding common stock rather than on the number of votes cast, failure to vote your shares, and votes to abstain, are effectively votes against the merger. Record holders may vote their shares of our common stock in either of two ways:

•	by completing and returning the enclosed proxy card by mail; or

•	by appearing and voting in person by ballot at the special meeting.
      Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.
      If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the voting instructions that your bank, brokerage firm or nominee provide to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in the voting instructions.
      As of the record date, our executive officers and directors owned of record an aggregate of approximately 1,713,986 shares of our common stock, entitling them to exercise approximately 7.6% of the voting power of our common stock at the special meeting. These executive officers and directors have indicated that they intend to vote for the proposal to adopt the merger agreement.
Proxies; Revocation
      If you vote your shares of common stock by signing and returning a proxy card to us, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of common stock will be voted “FOR” the adoption of the merger agreement. We are not aware of any other proposals to be brought before the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, including, without limitation, a motion to adjourn or postpone the special meeting, the proxy holders intend to vote the shares they represent in accordance with their best judgment; provided, however, that no proxy that is voted against the adoption of the merger agreement will be voted in favor of any such adjournment or postponement.
      You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to our Corporate Secretary, at 7111 Fairway Drive, Suite 201, Palm Beach Gardens, Florida 33418;

•	by delivering a proxy dated later than your original proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.
      Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.
      We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone, by mail, on the Internet or in person. However, they will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding Company shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services. The Altman Group, Inc. has been retained to assist us in soliciting proxies, and they will be paid a fee for their services of approximately $15,000, plus reasonable expenses.

THE MERGER
Background of the Merger
      On May 12, 2005, a representative of Tri-Artisan Partners LLC, SCOA’s financial advisor, contacted a representative of Lehman Brothers to discuss opportunities in the United States tire retailing sector. In particular, the representative of Tri-Artisan indicated that SCOA may be interested in the possibility of acquiring a company in the tire retailing sector. In this regard, both representatives generally discussed several companies in the sector, including us.
      On May 16, 2005, Tri-Artisan’s representative contacted Lehman Brothers’ representative to indicate that he had been directed by SCOA to inquire as to whether TBC would have any interest in selling either its National Tire & Battery stores, or NTB, which we acquired in 2003, or TBC as a whole. The next day Lehman Brothers’ representative contacted Larry Day, our president and chief executive officer, regarding SCOA’s inquiry. Mr. Day agreed to discuss with SCOA, on a preliminary basis, the possibility of a transaction involving our Company as a whole.
      On May 18, 2005, Mr. Hirohiko Imura, Senior Vice President of SCOA, contacted Mr. Day directly to discuss SCOA’s interest in learning more about our Company and to generally discuss various opportunities. On May 24, 2005, on a previously scheduled trip to New York City, Mr. Day met with Mr. Imura and other representatives of SCOA. Among other things, Messrs. Day and Imura discussed our Company’s business, strategic direction and operating philosophy. Representatives of SCOA inquired as to whether Mr. Day believed TBC would be interested in a sale of NTB. Mr. Day noted that TBC was pleased with the NTB acquisition and would probably not consider selling NTB.
      On June 1, 2005, a representative of Tri-Artisan contacted a representative of Lehman Brothers to express SCOA’s interest in exploring the possibility of acquiring TBC.
      On June 27, 2005, a representative of Tri-Artisan again contacted a representative of Lehman Brothers to discuss SCOA’s continued interest in acquiring our Company. Tri-Artisan’s representative indicated that SCOA’s board of directors and executives of Sumitomo Corporation, SCOA’s parent company, had authorized SCOA to proceed with discussions regarding a potential acquisition of TBC.
      On July 6, 2005, representatives of SCOA traveled to Florida to meet with Mr. Day. During meetings held on July 6 and July 7, Mr. Day and SCOA’s representatives discussed our Company’s business and operations, our management team, the growth strategy for our retail operations and our wholesale operations.
      The executive committee of our board of directors met on July 12, 2005. At the meeting, Mr. Day and representatives of Lehman Brothers reviewed with the committee the status of discussions with SCOA regarding a possible transaction. Among other things, the committee discussed the process surrounding a possible transaction. The executive committee also discussed with Lehman Brothers the potential risks and benefits of various strategic alternatives. These strategic alternatives included the possibility of continuing as an independent entity. At the end of the meeting, the executive committee authorized Mr. Day to continue discussions with SCOA.
      On July 20, 2005, Mr. Day had dinner in New York City with senior executives of SCOA. Mr. Day and SCOA’s representatives discussed, among other things, our Company’s strategic direction and the benefits of a potential transaction with SCOA.
      On July 29, 2005, SCOA submitted to our board its initial indication of interest in acquiring TBC for a purchase price between $31 and $33 per share of our common stock. The proposal was subject, among other things, to finalizing due diligence and the negotiation of acceptable definitive documentation.
      The executive committee of our board of directors, together with several other directors, met telephonically on July 29, 2005 with representatives of Lehman Brothers and Gibson, Dunn & Crutcher LLP, our legal counsel, to discuss SCOA’s proposal. After consideration of the benefits of a potential transaction with SCOA and the advice of its financial and legal advisors, the executive committee authorized management to continue discussions with SCOA and permit SCOA to have access to preliminary due diligence information about us.

However, the executive committee instructed Lehman Brothers to communicate to SCOA’s representatives that the Company would not be prepared to enter into a transaction at the proposed price range and would only provide access to limited due diligence materials unless SCOA’s offer was increased.
      On August 3, 2005, we entered into a mutual confidentiality and exclusivity agreement with SCOA and Sumitomo Corporation. Under the terms of the agreement, we granted to SCOA an exclusivity period terminating on September 13, 2005, during which we would not solicit, discuss or enter into an alternative business combination transaction.
      On August 4 and August 5, 2005, representatives of SCOA attended presentations and due diligence meetings with our executive management team in New York City. SCOA’s due diligence continued throughout the succeeding weeks until the merger agreement was submitted for our board’s consideration on September 18, 2005. Such diligence included additional conversations and meetings with our management in Memphis, Tennessee; Denver, Colorado; and Orlando and Palm Beach Gardens, Florida.
      On August 17, 2005, SCOA submitted a revised indication of interest, at a purchase price of up to $35 in cash per share of our common stock. The proposal was subject, among other things, to finalizing due diligence and the negotiation of acceptable definitive documentation.
      On August 19, 2005, our board of directors established a transactions committee to evaluate potential acquisitions, divestitures and similar transactions, and to provide recommendations as to actions to be taken by the full board with respect to the foregoing.
      On August 31, 2005, SCOA’s counsel delivered to our representatives a draft merger agreement for our consideration. Throughout the succeeding weeks until the merger agreement was submitted to our board for consideration on September 18, 2005, legal counsel to SCOA and our Company negotiated definitive documentation with respect to the proposed transaction.
      The transactions committee met telephonically on September 1, 2005. Also in attendance at the meeting were representatives of Lehman Brothers and Gibson, Dunn & Crutcher. Mr. Day updated the committee regarding the status of the proposed transaction with SCOA, including the progress made in the prior two weeks to facilitate SCOA’s due diligence investigation. Representatives of Gibson, Dunn & Crutcher also reviewed with the committee the material terms of the initial draft merger agreement delivered by SCOA’s counsel. At the conclusion of this meeting, the transaction committee directed our management and advisors to continue to pursue a potential transaction with SCOA.
      On September 9, 2005, the transactions committee of our board of directors convened again by telephone, together with its financial and legal advisors. Mr. Day updated the committee regarding the status of the proposed transaction. Mr. Day emphasized the extensive due diligence investigation that SCOA had conducted during the preceding weeks, including several site visits to our stores and interviews with our senior management. Also at this meeting, Lehman Brothers and Gibson, Dunn & Crutcher discussed with the committee the status of negotiations with SCOA representatives regarding the financial and legal terms of the proposed transaction. Representatives of Lehman Brothers noted that SCOA had recently communicated that SCOA was not prepared to offer more than $35 in cash per share of our common stock in connection with the proposed transaction.
      Following the September 9, 2005 meeting of the transactions committee, our senior management continued to cooperate with SCOA’s representatives to facilitate completion of SCOA’s due diligence investigation. Our financial and legal advisors also continued negotiating the financial and legal terms of the proposed transaction with SCOA representatives.
      On September 16, 2005, our board of directors held a special meeting in Atlanta, Georgia to discuss the proposed transaction with SCOA. Mr. Day, together with our financial and legal advisors, reviewed with our board the status of discussions with SCOA regarding a possible transaction. In addition, Lehman Brothers discussed a range of matters, including the merger consideration, business and financial information regarding us, historical stock price performance, valuation methodologies and analyses and other matters set forth in “— Opinion of Lehman Brothers.” Following these presentations, the board meeting continued with discussions and questions among the members of our board and our legal and financial advisors. The board discussed, among other things, the prospects of, and uncertainties facing, our Company as a stand-alone entity, and the best routes to maximize stockholder value. The board also discussed the financial interests that certain members of our senior management team may have in the merger that are in addition to their interests as TBC stockholders. See “— Financial Interests of Executive Officers and Directors in the Merger.” Also at this meeting, representatives of Gibson, Dunn & Crutcher discussed with our board of directors the legal standards applicable to its decision and actions with respect to the proposed transaction and reviewed the legal terms of the proposed transaction. Our board decided to convene again on September 18, 2005.
      Our full board of directors convened by telephone on the morning of September 18, 2005 to consider and, if advisable, give final approval of the proposed merger. At this meeting, our board of directors discussed the proposed merger and asked questions of our legal counsel and financial advisors. Lehman Brothers also delivered its opinion to our board of directors that, as of that date and based on and subject to the considerations, assumptions and limitations set forth in its written opinion, a draft of which had been delivered to the board of directors, the merger consideration of $35 in cash per share of our common stock was fair, from a financial point of view, to our stockholders. Following deliberations, our board of directors unanimously approved the merger agreement and resolved to recommend that our stockholders vote in favor of approving and adopting the merger agreement.
      Following the meeting of the full board of directors, the compensation committee of our board convened telephonically and, following deliberations, approved amendments to the employment agreements of Messrs. Day and Kenneth Dick; and new employment agreements for Messrs. William M. Potts, J. Glenn Gravatt, Erik R. Olsen and Orland Wolford, as described under “— Financial Interests of Executive Officers and Directors in the Merger.” The compensation committee also authorized the acceleration of the outstanding stock options and restricted shares immediately prior to the effective time of the merger, in accordance with the terms of the merger agreement.
      On the afternoon of September 18, 2005, the authorized officers of TBC, SCOA and Merger Sub executed and delivered the merger agreement.
      On September 19, 2005, prior to the opening of trading on the NASDAQ National Market, we and SCOA issued a joint press release announcing that we had executed the merger agreement.
Reasons for the Merger; Recommendation of Our Board of Directors
      In connection with its evaluation of the merger, our board of directors reviewed and discussed the transaction with our management and financial and legal advisors in determining that the merger is fair to, and in the best interests of, our stockholders. In reaching its conclusion to approve the merger agreement and declare its advisability, our board of directors considered a number of factors, including the following:

•	The relationship between the $35 price per share and the recent and historical market prices of our common stock. The board of directors deliberated over the $35 merger consideration and considered that such price represented a premium of 34.0% above the closing trading price of our shares on September 16, 2005, the last trading day before the announcement of the merger agreement; an approximate 15.0% premium above the 52-week high of our common stock prior to the announcement of the merger agreement; and an approximate 86.2% premium above the 52-week low of our common stock prior to the announcement of the merger agreement;

•	The prospects of, and uncertainties facing, the Company as a stand-alone entity and the likelihood of achieving value for our stockholders on a stand-alone basis comparable to that offered to them in the proposed transaction. In this regard, the board considered, among other things, (1) the impact of high gas prices, which could result in reduced annual mileage and less disposable income for consumers, and (2) the increase in cost of raw materials and related challenges for pass-through pricing;

•	The opinion of Lehman Brothers that as of September 18, 2005 and based on and subject to the assumptions, qualifications and limitations in its written opinion, the $35 merger consideration was fair, from a financial point of view, to our stockholders. A summary of Lehman Brother’s presentation and analyses is described under “— Opinion of Lehman Brothers,” and the written opinion of Lehman Brothers dated September 18, 2005 is included as Appendix B to this proxy statement;

•	The fact that the merger consideration is all cash, the payment of which is not subject to a financing condition, and provides certainty of value to our stockholders;

•	The terms of the merger agreement that permit our board of directors, in the exercise of its fiduciary duties to our stockholders, to consider competing proposals and to terminate the merger agreement and accept a superior proposal under certain conditions upon the payment to SCOA by us of a termination fee of $29 million. See “The Merger Agreement — No Solicitation” for additional information regarding the ability of our board of directors to consider and accept competing proposals;

•	The other terms of the merger agreement, as reviewed by the board with its legal advisors, including the respective representations, warranties and covenants of the parties and the fact that the conditions to closing the merger are limited to our stockholder approval, antitrust clearance, no material adverse effect and other customary conditions; and

•	The effects of the merger on our employees, and the terms of the merger agreement relating to employee benefits matters.

      Our board also considered potential risks relating to the merger, including the following:

•	The risks and costs to TBC if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on other business relationships;

•	The fact that we will cease to be a public company and our current stockholders will no longer participate in any of our potential future growth. In this regard, the board considered the potential opportunities the company will have as a result of, among other things, (1) the proliferation of original equipment (OEM) sizes and types, (2) increased demand for mechanical services through increases in the number and average age of vehicles, the vehicle miles driven and advances in automobile technology, (3) the expectation that the replacement tire market will generally remain stable in the future, (4) accelerated tire wear-out factor due to increase in high performance products, and (5) an expectation of continued margin improvement due to operating leverage as business grows;

•	The interests of the Company’s executive officers and directors in the merger, and in determining to enter into the merger agreement with SCOA, which may differ from those of our other stockholders;

•	The terms of the merger agreement that place limitations on our ability to consider competing proposals and to terminate the merger agreement and accept a superior proposal;

•	The fact that the all-cash consideration would be taxable to stockholders; and

•	The customary restrictions on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking extraordinary business opportunities that may arise over the period that the merger agreement remains in effect.
      The discussion of the information and factors considered by our board is not exhaustive, but includes all material factors considered by our board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board evaluated the factors described above, including discussions with management and legal and financial advisors, and reached the decision that the merger was in the best interests of TBC and its stockholders. In considering the factors described above, individual members of our board may have given different weights to different factors. Our board considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of our board’s reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “FORWARD-LOOKING STATEMENTS.”

      Our board of directors unanimously determined that the merger agreement is advisable, fair to and in the best interests of TBC and its stockholders. Accordingly, our board of directors approved the merger agreement and recommends that stockholders vote “FOR” the adoption of the merger agreement.
Opinion of Lehman Brothers
      In August 2005, TBC engaged Lehman Brothers to act as its financial advisor with respect to pursuing a strategic combination with SCOA. On September 18, 2005, Lehman Brothers rendered its oral opinion, subsequently confirmed in writing, to the TBC board of directors that as of such date and, based upon and subject to the matters stated in its written opinion, from a financial point of view, the consideration offered to TBC’s stockholders in the merger was fair to such stockholders.
      The full text of Lehman Brothers’ written opinion, dated September 18, 2005, is attached as Annex B to this proxy statement. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
      Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the TBC board of directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of TBC as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not in any manner address, TBC’s underlying business decision to proceed with or effect the merger.
      In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning TBC that Lehman Brothers believed to be relevant to its analysis, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005;

•	financial and operating information with respect to the business, operations and prospects of TBC furnished to Lehman Brothers by TBC, including financial projections prepared by TBC’s management;

•	the trading history of TBC’s common stock from January 3, 2000 through September 15, 2005 and a comparison of its trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of TBC with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

•	published estimates of third party research analysts with respect to the future financial performance of TBC.
      In addition, Lehman Brothers had discussions with the management of TBC concerning its business, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.
      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the management of TBC that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of TBC, upon advice of TBC, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of TBC as to the future financial performance of TBC and that TBC will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of TBC and did not make or obtain any evaluations or appraisals of the assets or liabilities of TBC. In addition, TBC did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or part of TBC’s business. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, September 18, 2005.
      The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the TBC board of directors. The financial analyses summarized below include information presented in tabular format. In order fully to understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Historical Share Price Analysis
      Lehman Brothers considered the relative stock price performances during the period from January 3, 2000 to September 15, 2005 of (1) TBC, (2) the Standard & Poor’s 500 Index, and (3) a composite of five equities comprised of the common stocks of Advance Auto Parts, Inc., AutoZone, Inc., CSK Auto Corporation, O’Reilly Automotive, Inc. and The Pep Boys. Lehman Brothers noted all time high, all time low, outperformance or underperformance of the index of TBC common stock in the period reviewed relative to each of the composites considered. The results of the indexed comparisons are as follows:

	Beginning Index Value	Ending Index Value
	January 3, 2000	September 15, 2005

TBC	100	317.5
S&P 500	100	(15.6)
Auto Parts Retailers	100	183.6
      Lehman Brothers also calculated the premium that the $35.00 in cash per share merger consideration represents to various closing prices and average closing prices at various points in time prior to the public announcement of the merger agreement. The results of these calculations are summarized in the following table:

	Price	Implied Premium

Current (September 15, 2005)	$25.57	36.9%
52-Week High (3/1/05)	$30.44	15.0%
52-Week Low (10/26/04)	$18.80	86.2%
30-Day Average	$26.18	33.7%
60-Day Average	$26.97	29.8%
90-Day Average	$27.17	28.8%
All-Time High (4/8/04)	$30.90	13.3%
5-Year Low (12/1/00)	$3.88	803.2%
      The foregoing historical share price analysis was presented to TBC’s board of directors to provide it with background information and perspective with respect to the relative historical share prices of TBC common stock.

Comparable Company Analysis
      In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the auto parts retail industry, reviewed and compared specific financial and operating data relating to TBC with selected companies that Lehman Brothers deemed comparable to TBC, including:

•	Advance Auto Parts, Inc.

•	AutoZone, Inc.

•	CSK Auto Corporation

•	O’Reilly Automotive, Inc.

•	The Pep Boys
      As part of its comparable company analysis, Lehman Brothers calculated and analyzed TBC’s and each comparable company’s ratio of current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E). This price to earnings per share multiple was then divided by the 5-year growth rate of earnings per share to produce the PEG ratio. Lehman Brothers also calculated and analyzed various financial multiples, including TBC’s and each comparable company’s enterprise value to certain historical financial criteria, such as revenue, earnings before interest, taxes, depreciation and amortization (or, EBITDA) and earnings before interest and taxes (or, EBIT). The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity and the value of any preferred stock (at liquidation value), and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including First Call/I/B/E/S International, Inc. estimates for earnings per share) and closing prices, as of September 15, 2005. TBC EPS estimates were based on TBC management projections.
      These calculations yielded the following results:

	High	Mean(1)	Median(1)	Low

Firm Value/Last Twelve Months
(LTM) EBITDA	12.2x	9.7x	9.4x	8.2x
2005 PEG Ratio	1.16x	1.07x	1.07x	0.96x

(1)	Mean and median calculations exclude The Pep Boys.
      Based on reported financial results, the enterprise value as a multiple of LTM EBITDA analysis for the comparable companies resulted in a range of multiples of 8.2x to 12.2x as of September 15, 2005, as compared to the 7.2x multiple for TBC before announcement of the merger agreement and the 9.1x multiple implied by the $35.00 per share merger consideration. The average five year growth rate of the comparable companies was 15.4% compared to a 13.0% growth rate for TBC. The mean 2005 PEG multiple of the comparable companies of 1.07x compares to TBC’s implied PEG on the transaction of 1.32x.
      Based on the foregoing and on its analysis of the multiples calculated for the comparable companies, including qualitative judgments involving non-mathematical considerations, Lehman Brothers determined the relevant ranges to be:

•	8.0x to 10.0x LTM EBITDA for an implied per share equity value range for TBC of $29.32 to $39.38. Lehman Brothers noted that the $35 per share merger consideration was within this range; and

•	0.96x to 1.16x 2005 PEG for an implied per share equity value range for TBC of $25.46 to $30.76. Lehman Brothers noted that the $35 per share merger consideration was above this range.
      Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to that of TBC. However, because of the inherent differences between the business, operations and prospects of TBC and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as TBC. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of TBC and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between TBC and the companies included in the comparable company analysis.

Comparable Transaction Analysis
      Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in six acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the auto retail industry and tire retail industry transactions used in its analysis based on the relative similarity of the financial and operating characteristics of the target companies to TBC. Lehman Brothers reviewed the following transactions:

Date Announced	Target	Acquiror

2/8/05	American Tire Distributors	Investcorp
9/17/04	Cooper-Standard Automotive	Cypress Group/Goldman Sachs Capital Partners
9/22/03	National Tire and Battery	TBC
8/7/01	Discount Auto Parts	Advance Auto Parts
4/12/99	Kwik-Fit Holdings PLC	FAH Investments
5/8/98	Chief Auto Parts Inc.	AutoZone, Inc.
      Lehman Brothers calculated LTM revenue, EBIT and EBITDA transaction value multiples by dividing the publicly announced value of each selected transaction by the LTM revenue, EBIT and EBITDA, respectively, of the target company prior to the announcement of the transaction which yielded the following reference mean and median with respect to the LTM EBITDA transaction multiples:

	Mean	Median

Transaction Value/LTM EBITDA	8.0x	7.8x
      Based on various judgments concerning the relevance of each of the selected transactions to the merger, Lehman Brothers determined the relevant range to be 8.0x to 9.4x LTM EBITDA for an implied per share equity value range for TBC of $29.32 to $36.37. Lehman Brothers noted that the merger consideration of $35 per share was within this range.

Transaction Premium Analysis
      Lehman Brothers performed a premiums paid analysis for TBC based upon a range of premiums paid in selected announced public acquisition transactions. Using publicly available information, Lehman Brothers reviewed information relating to a number of transactions ranging from $750 million to $1.5 billion announced from September 2003 to the present involving U.S. targets. The mean and median of the premiums paid relative to the target company’s stock price one day prior to announcement, one week prior to announcement and four weeks prior to announcement were as follows:

	One-Day	1-Week	4-Weeks

Mean	23.4%	25.2%	27.9%
Median	21.6%	22.5%	29.1%
      Lehman Brothers determined the relevant range for comparative purposes to be a premium of 23.4% to 27.9% to the closing price of our common stock on September 15, 2005 for an implied equity range of $31.55 to $32.70. Lehman Brothers noted that the merger consideration of $35 per share was above this range.

TBC Discounted Cash Flow Analysis
      As part of its analysis, and in order to estimate the present value of TBC common stock, Lehman Brothers prepared a five-year discounted cash flow analysis for TBC, calculated as of September 15, 2005, of after-tax unlevered free cash flows for fiscal years 2005 through 2009.
      A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for TBC by adding (1) the present value of TBC’s projected after-tax unlevered free cash flows for fiscal years 2005 through 2009 to (2) the present value of the “terminal value” of TBC as of 2009. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time.
      Lehman Brothers estimated, after taking into account selected comparable auto parts retailers’ enterprise values to last twelve month EBITDA multiples, a range of terminal values in 2009 calculated based on selected last twelve months EBITDA multiples of 7.0x to 8.0x. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 11.0% to 13.0%. The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the auto parts retailers industry and also on an analysis of the weighted average cost of capital of TBC and other comparable companies. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of TBC by adding the present values of the after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of TBC, and dividing those amounts by the number of fully diluted shares of TBC. The results of the analysis are set forth in the following table:

	Terminal Value Multiple

Discount Rate	7.0x	7.5x	8.0x

11.0%	$31.81	$34.09	$36.37
12.0%	$29.81	$31.97	$34.13
13.0%	$27.92	$29.97	$32.02
      Assuming a five-year EBITDA exit multiple of 7.5x, Lehman Brothers calculated a per share equity range of $29.97 to $34.09. Lehman Brothers noted that the $35 per share merger consideration was above this range.
      In addition to the financial analyses performed by Lehman Brothers in connection with providing its opinion, Lehman Brothers presented the following additional financial analysis:

LBO Analysis
      Lehman Brothers analyzed the implied price that a financial buyer would pay to achieve certain target rates of return on equity. Lehman Brothers based this analysis on financial projections prepared by management, an assumed capital structure including initial leverage of adjusted total debt to EBITDAR (i.e., earnings before interest, taxes, depreciation, amortization, and rent expense) of 5.75x and the sale of TBC at the end of five years at a multiple of between 8.0x to 9.0x EBITDA. Assuming a 25% to 30% rate of return on equity and an 8.5x exit multiple, the analysis implied a range of equity values of between $26.85 and $30.20 per share of TBC’s common stock. Lehman Brothers noted that the $35 per share merger consideration was above this range.

General
      In connection with the review of the merger by TBC’s board of directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of TBC.
      In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of TBC. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to TBC stockholders and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated September 18, 2005, to TBC’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which TBC common stock might trade following announcement of the merger.
      The terms of the merger were determined through arm’s length negotiations between TBC and SCOA and were unanimously approved by TBC’s board of directors. Lehman Brothers did not recommend any specific form of consideration to TBC or that any specific form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion was provided to TBC’s board of directors to assist it in its consideration of the $35.00 per share purchase price in the merger. Lehman Brothers’ opinion does not address any other aspect of the proposed merger and does constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by TBC’s board of directors in making its unanimous determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of TBC’s board of directors with respect to the value of TBC or of whether TBC’s board of directors would have been willing to agree to a different form of consideration.
      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The TBC board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with TBC and the auto parts retail industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.
      As compensation for its services in connection with the merger, TBC paid Lehman Brothers $1.0 million upon the delivery of Lehman Brothers’ opinion. Additional compensation of approximately $9.8 million will be payable on completion of the merger against which the amounts paid for the opinion will be credited. In addition, TBC has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by TBC and the rendering of Lehman Brothers’ opinion.
      In the ordinary course of its business, Lehman Brothers may actively trade in the securities of TBC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Delisting and Deregistration of TBC’s Common Stock
      If the merger is completed, our common stock will be delisted from and will no longer be traded on The NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934.

Certain U.S. Federal Income Tax Consequences of the Merger
      The following is a summary of certain U.S. federal income tax consequences of the merger to beneficial owners of shares of our common stock whose shares are converted into cash in the merger (each a Holder). This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to persons who hold shares of our common stock. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular Holders in light of their individual circumstances or Holders who are subject to special rules (e.g., non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities and investors in such entities, Holders who hold their shares of our stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax, Holders who perfect their appraisal rights under Delaware law or Holders who acquired their shares of our stock upon the exercise of employee stock options or otherwise as compensation), nor does it address the U.S. federal income tax consequences to persons who do not hold the shares of our stock as “capital assets” (generally, property held for investment) within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”.
      This summary is based on the provisions of the Code, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Holders are urged to consult their tax advisors to determine the particular tax consequences to them of the merger (including the application and effect of any state, local or foreign income and other tax laws).
      The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a Holder who receives cash in exchange for shares of our common stock pursuant to the merger generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and such Holder’s adjusted tax basis in the shares of our stock surrendered in exchange therefor. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such capital gain or loss will be long-term capital gain or loss if the Holder’s holding period for the shares of our common stock exceeds one year at the time of the consummation of the merger. Long-term capital gain recognized by an individual is generally subject to U.S. federal income tax at a maximum rate of 15 percent. Certain limitations apply to the use of capital losses.
Governmental and Regulatory Approvals
      The HSR Act requires us and SCOA to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30-calendar day waiting period following the necessary filings by the parties to the merger. TBC and SCOA each filed, on October 6, 2005, a Notification and Report Form with the Federal Trade Commission and the Antitrust Division requesting early termination of the waiting period.
Financial Interests of Executive Officers and Directors in the Merger
      Some of our executive officers and members of our board of directors have financial interests in the merger that are in addition to, or different from, their interests as our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.
      Employment Contracts. Prior to execution of the merger agreement, the Company had employment agreements with Mr. Lawrence C. Day, President and Chief Executive Officer of TBC; Mr. Kenneth P. Dick, President and Chief Executive Officer of TBC Private Brands, Inc.; Mr. Orland Wolford, President and Chief Executive Officer of Tire Kingdom, Inc., Merchant’s, Incorporated, and NTW Incorporated; and Thomas W. Garvey, Executive Vice President and Chief Financial Officer of TBC. Mr. Wolford’s agreement was to expire on December 31, 2005. Concurrently with the execution of the merger agreement, the Company entered into a new employment agreement with Mr. Wolford. The Company also entered into employment agreements with Mr. J. Glen Gravatt, Executive Vice President Purchasing, Mr. Erik R. Olsen, Senior Vice President and

Chief Marketing Officer, and William M. Potts, Senior Vice President of Human Resources. We refer to Messrs. Day, Dick, Wolford, Garvey, Gravatt, Olsen and Potts as the “executive officers”. SCOA has informed us that it currently intends to retain the executive officers with their current titles and positions following completion of the merger.
      Each of the employment agreements with the executive officers has a fixed term; however, each agreement automatically renews for additional three year periods unless notice of nonextension is given by either party at least 120 days prior to the agreement’s then current expiration date. If not automatically extended, the agreement with Mr. Day will expire on September 30, 2008, the agreement with Mr. Garvey will expire on January 18, 2007, the agreement with Mr. Dick will expire on October 31, 2006, and the agreements with Messrs. Wolford, Gravatt, Olsen and Potts will expire on September 30, 2008 (or, if later, a specified period following a change in control).
      Pursuant to their employment agreements, Messrs. Day, Dick, Wolford, Garvey, Gravatt, Olsen and Potts currently receive annual base salaries of $650,000, $265,000, $340,000, $309,000, $210,000, $230,000 and $192,400, respectively, which are subject to such increases as may be authorized by the compensation committee of the board of directors. Each may also elect to defer payment of all or any part of his compensation pursuant to the terms of the TBC Corporation Executive Deferred Compensation Plan.
      Under all of the employment agreements with the executive officers, the Company is entitled to terminate the executive’s employment without cause. If terminated without cause prior to the occurrence of a change in control, the Company is obligated to continue to pay Mr. Day his monthly salary, plus a monthly payment equal to one-twelfth of the average annual amount of any annual and long term incentive awards earned by him with respect to specified preceding fiscal years of the Company, for the longer of the remaining term of the agreement or twenty-four months. If the Company terminates the employment of Messrs. Garvey, Dick, Wolford, Gravatt, Olsen or Potts without cause, the Company is obligated to continue to pay Mr. Dick his monthly salary for twelve months and to pay Messrs. Garvey, Wolford, Gravatt, Olson or Potts his respective monthly salary for fifteen months. In the event the employee dies or becomes disabled, the employment agreement of Mr. Day provides that payment of the executive’s annual base salary will continue for a twelve-month period, and the employment agreements of the other executive officers provide for a six-month salary continuation period.
      The agreements with the Messrs. Day, Dick, Wolford, Gravatt, Olsen and Potts provide that if the executive is terminated without cause or resigns for “good reason” within (i) three years of the effective time of the merger for Mr. Day and (ii) fifteen months of the effective time of the merger for the other executives, the executive will continue to receive his monthly salary for the longer of (a) the remaining term of the agreement or (b) a three-year period in the case of Mr. Day and a fifteen-month period in the case of the other executives. During their salary continuation periods, the executives also are entitled to receive an additional monthly payment equal to one-twelfth of the average annual amount of incentive awards earned by him with respect to specified preceding fiscal years of the Company under any annual incentive compensation plan of the Company.
      Messrs. Day’s and Dick’s employment agreements were amended concurrently with the execution of the merger agreement to provide for the “double trigger” change of control mechanism described in the preceding paragraph. Prior to these amendments, their employment agreements allowed the executives to terminate employment for any reason following a change in control and receive severance benefits in connection with such termination. Also in connection with the execution of the merger agreement, Messrs. Day, Dick, Wolford, Gravatt, Olsen and Potts entered into an agreement with the Company waiving the Company’s obligation to fund the rabbi trusts established for their benefits under their employment agreements. Such funding would otherwise have been required as a result of the execution of the merger agreement or the consummation of the merger.
      In the event that the employment of Mr. Garvey is terminated for any reason by the Company or the employee within fifteen months after the merger, including as a result of death or disability, the employment agreement of Mr. Garvey provides that he will continue to receive his monthly salary for the longer of (a) the remaining term of the agreement or (b) a fifteen-month period. During the period of his salary continuation,

Mr. Garvey is entitled to an additional monthly payment equal to one-twelfth of the average annual amount of any annual and long term incentive awards earned by him with respect to specified preceding fiscal years of the Company.
      As additional consideration to induce Mr. Day to remain in the employment of the Company, his employment agreement provides that he is entitled to a lump sum payment based upon the number of years he is an employee of the Company prior to termination of his employment. Prior to December 31, 2005, no lump sum payment is due if Mr. Day’s employment is terminated. If Mr. Day’s employment is terminated on or after December 31 of any year beginning with 2006, Mr. Day is entitled to receive a lump sum payment, the amount of which increases in specified increments each year, from $150,000 (in the case of a termination on or after December 31, 2005), to $1,500,000 (in the case of a termination on or after December 31, 2015). Except in the case of a termination of Mr. Day’s employment by the Company for cause, the lump sum payment is due to Mr. Day in all cases, regardless of the reason for termination, and is in addition to any other payments to which Mr. Day is entitled as a result of termination of employment.
      The employment agreements of Messrs. Day, Dick and Wolford also provide for certain supplemental retirement benefits. In the case of Mr. Day only, for purposes of supplemental retirement benefits provided by the Company, Mr. Day will be credited with 1.6 years of service for the twelve month period ended March 31, 2004 and for each full twelve month period of his employment thereafter, up to a maximum of 25 years of service. In addition, Mr. Day’s employment agreement provides that he will be fully vested in the second Supplemental Plan if a change in control of the Company occurs and credited 1.6 years of service for each twelve month period during which Mr. Day receives severance benefits following a change in control.
      Employee Stock Options and Restricted Stock. The merger agreement provides that, at the effective time of the merger, each option holder will be entitled to receive a cash payment (less applicable withholding taxes), equal to the excess, if any, of the merger consideration over the applicable exercise price per share of the stock option (with immediate vesting of all outstanding stock options that are unvested as of such date), multiplied by the number of shares of our common stock subject to that stock option immediately prior to the effective time of the merger. In addition, all shares of restricted stock will vest immediately prior to the effective time of the merger.
      As of the record date for the special meeting, the aggregate number of unexercisable stock options to acquire shares of our common stock held by the executive officers as a group and our non-employee directors as a group was approximately 383,749 and 23,072, respectively, and the aggregate number of restricted shares of our common stock held by those groups was 50,000 and 14,016, respectively. For additional information about options and other stock-based awards held by our directors and executive officers, see “SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS” on page 37.
      Indemnification and Insurance. Under the merger agreement, SCOA has agreed that for a period of six years, it and the surviving corporation will indemnify all present and former directors and officers of TBC and its subsidiaries and each such individual who served at our request as a director, officer, employee or agent of another corporation or other enterprise, to the fullest extent permitted by law, against any expenses or losses incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters pending, existing or occurring at or prior to the merger. In addition, SCOA has agreed that for a period of six years, the surviving corporation will maintain a directors’ and officers’ liability insurance policy on terms and in amounts no less favorable than those of our policy in effect on the date the merger agreement was signed, provided that the surviving corporation will not be required to pay annual premiums for such insurance in excess of 275% of our annual premium paid by us for coverage for our last full fiscal year.
      Management Stock Purchase Plan. SCOA has advised us that it currently intends to put in place a management stock purchase plan shortly after the merger. Under the plan, SCOA anticipates that certain members of the senior management of the surviving corporation, as determined by the board of directors of the surviving corporation, will have the opportunity to purchase shares of the surviving corporation’s common stock on terms to be set by the board of directors of the surviving corporation. SCOA estimates that, in the aggregate, less than 1% of the outstanding stock of the surviving corporation, will be issued to senior management as part of this management stock purchase plan.

THE MERGER AGREEMENT
      The following is a summary of certain provisions of the merger agreement. The summary is not a complete description of the terms and conditions of the merger agreement, a copy of which is attached to this proxy statement as Appendix A. We urge you to read the merger agreement and the other appendices attached to this proxy statement carefully and in its and their entirety.
Structure and Effective Time
      If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub will be merged with and into TBC and TBC will continue as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will be owned by SCOA.
      The merger shall become effective at such time as the certificate of merger is filed with the Secretary of State of Delaware in accordance with the merger agreement. We intend to file the certificate of merger no later than the second business day following satisfaction or waiver of the conditions to the merger in accordance with the merger agreement, including the adoption of the merger agreement by our stockholders and receipt of all regulatory clearances required by the merger agreement. See “— Agreement to Obtain Clearance from Regulatory Authorities.”
Board of Directors and Officers of TBC Following the Merger
      The directors of Merger Sub immediately prior to the effective time shall be the directors of TBC at and after the merger. The officers of Merger Sub immediately prior to the effective time shall be the officers of TBC at and after the merger.
Merger Consideration
      Upon completion of the merger, each share of TBC common stock issued and outstanding immediately prior to the effective time (other than shares held by SCOA or any of its subsidiaries and other than shares held by stockholders who have properly demanded appraisal rights) will be converted into the right to receive $35 in cash, without interest, and cancelled and retired and cease to exist.
Payment Procedures
      SCOA will designate a paying agent reasonably acceptable to us to make payments of the merger consideration under the merger agreement upon surrender of certificates representing TBC common stock, and no later than the effective time of the merger, SCOA will deposit an amount of cash with the paying agent sufficient to pay the merger consideration to each of our stockholders.
      No later than five business days after the effective time, the paying agent will mail a letter of transmittal and instructions to you advising you how to surrender your stock certificates in exchange for the merger consideration.
      You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the paying agent without an executed letter of transmittal.
      You will not be entitled to receive the merger consideration until you surrender your stock certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent requires in accordance with the instructions sent by the paying agent. Any merger consideration paid to you will be reduced by any applicable withholding taxes.
      No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates.
      At the effective time of the merger, we will close our stock ledger. After that time, if you present common stock certificates to the surviving corporation, the surviving corporation will cancel them in exchange for cash as described in this section.

      The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed.
      After completion of the merger, subject to the exceptions in the next sentence, you will cease to have any rights as a TBC stockholder. The exceptions include the right to surrender your stock certificate in exchange for payment of the merger consideration or, if you properly exercise your appraisal rights, the right to perfect your right to receive payment for your shares pursuant to Delaware law.
      Six months after the merger occurs, the paying agent will return to SCOA all funds in its possession that constitute any portion of the merger consideration, and the paying agent’s duties will terminate. After that time, stockholders may surrender their certificates to SCOA and, subject to applicable abandoned property laws, escheat and similar laws, will be entitled to receive the merger consideration from SCOA without interest. None of SCOA, Merger Sub, TBC or the paying agent will be liable to stockholders for any merger consideration delivered to a public official pursuant to applicable abandoned property laws, escheat and similar laws.
Treatment of TBC Stock Options and Restricted Shares
      In connection with the merger, we will cash out all options to purchase shares of our common stock at a price equal to the excess, or spread, if any, of the merger consideration per share over the per share exercise price of each option, less applicable taxes. Restrictions with respect to restricted stock shall terminate and such shares shall become fully vested.
No Solicitation
      The merger agreement provides that we will cease any negotiations that are intended, or which could reasonably be expected, to lead to a takeover proposal and that neither we, nor our affiliates, nor our representatives (including our executive officers, directors, financial advisors, accountants, attorneys, consultants and other representatives) will:

•	directly or indirectly solicit, initiate, encourage or take any other action to facilitate a takeover proposal;

•	enter into any agreement, arrangement or understanding with respect to any takeover proposal;

•	initiate or participate in discussions relating to a takeover proposal;

•	provide any information to a third party with respect to a takeover proposal; or

•	grant any waiver or release under any standstill agreement relating to our equity securities.
      We must promptly inform SCOA of any request for information relating to a takeover proposal, any takeover proposal or any inquiry with respect to any takeover proposal, provide SCOA with any written materials received by us in connection with such request, inquiry or takeover proposal and keep SCOA fully informed as to the details of any information requested or provided and as to the details of any discussions or negotiations with respect to such request, inquiry or takeover proposal.
      For purposes of the merger agreement, a “takeover proposal” means any proposal, offer or indication of interest relating to any:

•	acquisition, directly or indirectly, of a business constituting 10% or more of our net revenues, net income or assets;

•	acquisition, directly or indirectly, of 10% or more of the voting power of TBC;

•	tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of the voting power of TBC; or

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us.

      Notwithstanding the foregoing, if, prior to the adoption of the merger agreement by our stockholders, we receive an unsolicited bona fide takeover proposal that our board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would be reasonably expected to lead to a superior proposal, we may, if our board of directors determines in good faith (after consulting with outside counsel and a financial advisor of nationally recognized reputation) that it is so required in order to comply with its fiduciary duties to our stockholders under applicable law:

•	furnish information regarding TBC to the person who has made the takeover proposal (provided that such person enters into a confidentiality agreement that is no less restrictive than our confidentiality agreement with SCOA) provided all such information is (or has already been) provided to SCOA; and

•	participate in discussions or negotiations regarding the takeover proposal.
      For purposes of the merger agreement, “superior proposal” means a bona fide written takeover proposal (with the threshold used in the definition of “takeover proposal” increased to 50% rather than 10%) on terms our board of directors determines in good faith (after consultation with our financial advisors and taking into account all of the terms and conditions of the takeover proposal and the merger agreement deemed relevant by our board, including any termination fees, expected timing and risks of consummation and the ability of the party making the takeover proposal to obtain financing, and taking into account all legal, financial, regulatory and other aspects of the takeover proposal) to be more favorable to our stockholders than the merger.
Access to Information
      We have agreed to provide SCOA and its financing sources, as well as their respective officers, directors, employees, consultants and other advisors, representatives and agents with reasonable access during normal business hours to our properties, personnel, books and records. Any information we provide will be subject to the terms of our confidentiality agreement with SCOA.
Stockholder Approval; TBC Board Recommendation
      We have agreed to call and hold the special meeting described in this proxy statement and to recommend through our board of directors that our stockholders vote to adopt the merger agreement at the special meeting. We also agreed to include our board’s recommendation in this proxy statement.
      We agreed to provide SCOA with a reasonable opportunity to review and comment on any amendment or supplement to the proxy statement prior to filing it with the SEC and to promptly notify SCOA of the receipt of any comments or requests for amendments or supplements to this proxy statement by the SEC and to provide SCOA with copies of all correspondence between us or any of our representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement.
      We agreed in the merger agreement that neither our board of directors nor any committee will:

•	withdraw or modify in a manner adverse to SCOA our board’s recommendation of the merger;

•	propose to withdraw or modify in a manner adverse to SCOA our board’s recommendation of the merger; or

•	recommend, adopt or approve, or propose to recommend, adopt or approve, any takeover proposal.
      Notwithstanding the foregoing, prior to adoption of the merger agreement by our stockholders, our board of directors may take such action if in response to a superior proposal, our board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that taking such action is required for the members of our board of directors to comply with their fiduciary duties to our stockholders under applicable law, provided we have not breached our covenant not to solicit other interested parties. Notwithstanding this, however, our board may not take such action until the fifth business day after SCOA receives written notice that our board of directors intends to take such action, specifying the reasons for taking such action and describing the terms and conditions of the superior proposal that is the basis for taking such action. During such five business day period, we agree to negotiate in good faith with SCOA to modify the terms and conditions of the merger agreement such that the revised terms and conditions would enable our board of directors to proceed with its recommendation of the merger, and if SCOA makes a proposal to modify the terms and conditions of the merger agreement to be at least as favorable as the superior proposal (after giving effect to the payment of the termination fee provided in the merger agreement), our board will not make any change to its recommendation.
      In addition, prior to the adoption of the merger agreement by our stockholders, if TBC receives a superior proposal and the TBC board determines in good faith (after consultation with outside counsel and a nationally recognized financial advisor) that taking such actions are necessary to comply with the board’s fiduciary duties under applicable law, the board may terminate the merger agreement, but only so long as on the date of such termination TBC pays to SCOA the termination fee described under “— Termination Fee if Merger is Not Consummated” and only after the expiration of a five business day period after SCOA has received written notice advising SCOA that TBC’s board of directors is prepared to terminate the merger agreement provided that, during that five business day period, TBC has negotiated in good faith to modify the terms and conditions of the merger agreement such that the revised terms and conditions enable TBC to proceed with the consummation of the merger with SCOA.
Representations and Warranties
      In the merger agreement, we made certain customary representations and warranties, subject to exceptions disclosed to SCOA and to customary qualifications for materiality and knowledge. The representations we made to SCOA relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and power and authority to operate our respective businesses;

•	our capitalization, including, in particular, the number of shares of TBC common stock and stock options outstanding;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of, or conflict with, our organization documents, applicable law or any of our contracts as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities relating to the merger;

•	our SEC filings since January 1, 2003 and the financial statements contained in those filings;

•	subject to matters disclosed in our SEC filings filed after January 1, 2003 and prior to the date of the merger agreement, the conduct of our business only in the ordinary course and the absence of any event that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect since December 31, 2004;

•	the absence of certain undisclosed liabilities;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	our material contracts;

•	our insurance policies;

•	the absence of litigation or outstanding court orders against us;

•	our compliance with applicable laws and our possession of licenses and permits necessary to carry on our business;

•	tax matters;

•	environmental matters;

•	our intellectual property;

•	our receipt of a fairness opinion from Lehman Brothers;

•	the inapplicability of state takeover statutes to the merger;

•	our rights agreement;

•	our board’s approval of the merger agreement and the transactions provided for in the merger agreement;

•	the vote of our stockholders being the only vote required to adopt the merger agreement;

•	the absence of undisclosed investment banking fees related to the merger;

•	the accuracy and completeness of information supplied by us in this proxy statement;

•	our owned and leased real property;

•	our franchise business;

•	our customers, distributors and suppliers; and

•	product liability.
      For purposes of the merger agreement a “Company Material Adverse Effect” means a material adverse effect (i) on the business, assets, results of operations or condition (financial or otherwise) of TBC and its subsidiaries taken as a whole or (ii) on the ability of TBC and its subsidiaries to perform their obligations pursuant to the merger agreement, or which would prevent or materially impede, interfere with, hinder or delay consummation of the merger, other than (a) any change in any law or GAAP that does not have a disproportionate effect on us, (b) economic or financial market conditions affecting the U.S. economy generally that do not have a disproportionate effect on us, (c) any change arising out of, or related to, the execution or public announcement of the merger agreement or compliance with its terms or (d) changes in national or international political or social conditions that do not have a disproportionate effect on us.
      In the merger agreement, SCOA and Merger Sub made certain customary representations and warranties, subject to customary qualifications, which relate to, among other things:

•	SCOA’s and Merger Sub’s proper organization, good standing and power and authority to operate their business;

•	SCOA’s and Merger Sub’s corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of, or conflict with, SCOA’s and Merger Sub’s organization documents, applicable law or any of their contracts as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities relating to the merger;

•	the absence of undisclosed investment banking fees related to the merger;

•	the accuracy and completeness of information supplied by SCOA in this proxy statement;

•	the absence of ownership of TBC common stock by SCOA or Merger Sub;

•	the approval of the merger agreement and the merger by the board of directors of SCOA and the adoption of the merger agreement by the stockholder of Merger Sub;

•	the absence of litigation or outstanding court orders against SCOA or Merger Sub; and

•	SCOA having sufficient funds to consummate the transactions contemplated by the merger agreement.

Covenants; Conduct of the Business of TBC Prior to the Merger
      The merger agreement provides that, with certain exceptions, prior to the effective time, we shall (i) conduct our business in the ordinary course consistent with past practices and (ii) use reasonable efforts to preserve intact our business organization, keep available the services of our officers and employees and preserve our business relationships with customers, suppliers, lessors, business partners, distributors, licensees, wholesalers, franchisees and others having business dealings with us.
      The merger agreement also provides that, with certain exceptions, prior to the effective time we will not take any of the following actions without the prior written consent of SCOA:

•	declare or pay dividends, make distributions, split, combine or reclassify stock or redeem or repurchase stock;

•	issue, sell, pledge or encumber any stock or securities exercisable for stock other than upon exercise of outstanding stock options and other rights outstanding on the date of the merger agreement;

•	amend our, or our subsidiaries’, certificate of incorporation or bylaws;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any assets or businesses, other than inventory and other assets used in the ordinary course of business and assets up to a specified aggregate maximum purchase price;

•	sell, lease, encumber or otherwise transfer assets other than certain dispositions permitted by our credit agreement;

•	other than as permitted by certain sections of our credit agreement, make any loans, advances, capital contributions or investments, other than those made to our wholly-owned subsidiaries, or incur or modify any indebtedness (excluding revolving loans under our credit agreement) other than business expenses in the ordinary course, guarantee the obligations of another person other than business expenses in the ordinary course, issue or sell any debt securities or warrants to acquire debt securities, enter into any keep-well agreements or enter into any agreement having the economic effect of any of such matters;

•	change our methods of accounting other than as may be required by GAAP or as may be required by changes in applicable law;

•	incur capital expenditures, except for expenditures not to exceed $12 million;

•	take, or fail to take, any action likely to materially delay the consummation of the merger or result in a Company Material Adverse Effect;

•	settle or discharge any claims, liabilities or obligations except for claims of an amount equal to or less than $1 million;

•	enter into, amend, terminate or extend or waive or release any claim under a material contract;

•	increase compensation or employment benefits, adopt new benefit plans or materially amend existing benefit plans, enter into or amend any agreement with any director or executive officer, accelerate payments, enter into or amend any employment, severance, change in control or similar arrangement, grant stock options or make loans except in certain specified circumstances;

•	fail to timely file all tax returns, amend any tax return, change any tax election already made, settle any material claim related to taxes or consent to any claim or audit relating to taxes or any waiver of the statute of limitations for any claim or audit;

•	enter into transactions with our affiliates other than in the ordinary course of business;

•	enter into or adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization of TBC or any of its subsidiaries; or

•	take any action, or allow our subsidiaries to take any action which would result in any of TBC’s representations and warranties contained in the merger agreement becoming untrue in any material respect.
Agreement to Obtain Clearance From Regulatory Authorities
      TBC, SCOA and Merger Sub have each agreed to use their reasonable best efforts to take all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulation to consummate and make effective the transactions contemplated by the merger agreement.
      Among other things, each party has agreed to use such efforts to obtain all necessary waivers, consents or approvals from any governmental entities and to make all registrations and filings as may be necessary to consummate the merger agreement.
      However, SCOA is not required to offer or agree to enter into any agreement to sell, license or otherwise dispose of, or hold separate or divest itself of all or any portion of its businesses or assets, or the businesses or assets of its subsidiaries or of TBC and its subsidiaries. SCOA is also not required to agree to any restrictions on the conduct of its business.
      Additionally, TBC, SCOA and Merger Sub have each agreed, to promptly notify the other party of any written communication from any governmental entity, and to endeavor, in good faith after consultation with the other parties, to make an appropriate response in compliance with such request.
Tax Matters
      We agreed that we would timely file (or cause to be filed) all income tax returns of TBC and its subsidiaries and would not amend any material tax returns or make any material election relating to taxes prior to the merger. We also agreed to make available to SCOA all tax returns due before the date of consummation of the merger and we will certify to SCOA that interests in TBC are not real property interests within the meaning of the Internal Revenue Code of 1986, as amended.
Rights Agreement
      We agreed to take all action necessary to render our rights agreement inapplicable to the merger and the other transactions contemplated by the merger agreement. We also agreed not to amend or waive any provision of our rights agreement or make any determination under our rights agreement, in each case, in order to facilitate any takeover proposal without the prior written consent of SCOA.
Employee Benefit Plans
      SCOA and the surviving corporation will provide, for at least one year following completion of the merger, to employees of the surviving corporation who were employees of TBC and its subsidiaries immediately prior to the consummation of the merger, salary and benefits comparable, in the aggregate, to those provided immediately prior to closing, but SCOA or the surviving corporation will not thereby be required to continue the employment of anyone, nor will they be prevented from amending or terminating any benefit plan.
      For purposes of eligibility and vesting under any employee benefit plan of TBC after the completion of the merger, persons who continue to be employed by the surviving corporation and its subsidiaries shall receive credit for prior service with TBC to the extent that such service was recognized under any analogous employee benefit plan of TBC prior to the effective time, subject to certain limitations. After the consummation of the merger, the surviving corporation shall honor all employment, severance, termination, retention agreements, plans, programs or arrangements of TBC that were in effect prior to the effective time.

Termination of the Merger Agreement
      The merger agreement may be terminated:

•	if both we and SCOA agree to do so;

•	by either us or SCOA, if:

•	our stockholders fail to approve the merger at the special meeting or any adjournment of the special meeting;

•	the merger is not completed on or before March 31, 2006, which we refer to as the “termination date”; or

•	there is any law or final, non-appealable governmental order, decree or ruling that prevents completion of the merger;

•	by us if:

•	SCOA or Merger Sub breaches any representation, warranty, covenant or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not cured within 20 business days after SCOA or Merger Sub receives written notice of the breach or is incapable of being cured by the termination date; or

•	prior to adoption of the merger agreement by our stockholders (i) our board of directors has received a superior proposal, (ii) our board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that taking such action is required for the members of our board of directors to comply with their fiduciary duties to our stockholders under applicable law, (iii) we have complied with our non solicitation covenant and have prepared this proxy solicitation and called a meeting of our stockholders, (iv) we provide SCOA written notice that our board of directors intends to take such action, (v) we negotiate in good faith with SCOA for five business days to modify the terms and conditions of the merger agreement such that the revised terms and conditions would enable us to proceed with the consummation of the merger and (vi) we pay the termination fee described below under “— Termination Fee if Merger is Not Consummated”;

•	by SCOA if:

•	we breach any representation, warranty, covenant (including our covenant not to solicit alternative takeover proposals or to hold the special meeting) or agreement that would result in the failure of a condition to the merger agreement to be satisfied which is not cured within 20 business days after we receive notice of the breach or is incapable of being cured by the termination date;

•	our board withdraws or modifies in a manner adverse to SCOA its recommendation that TBC’s stockholders adopt the merger agreement or recommends, approves or adopts a takeover proposal;

•	we fail to include in this proxy statement (or any amendment) the recommendation of our board that you vote in favor of the merger;

•	our board fails to publicly reaffirm its recommendation within 10 days of being requested by SCOA to do so;

•	a third party commences a tender or exchange offer for TBC and our board does not recommend rejection of the offer within 10 days; or

•	a takeover proposal is publicly announced and we fail to issue within 10 days of such announcement, a press release reaffirming the board’s recommendation of the merger agreement.

Termination Fee if Merger is Not Consummated
      We agreed to pay SCOA a $29 million termination fee if:

1. we terminate the merger agreement in order to enter into an agreement with respect to a superior proposal;

2. SCOA terminates the merger agreement because, prior to obtaining TBC stockholder approval, our board withdraws or modifies in a manner adverse to SCOA its recommendation that TBC’s stockholders adopt the merger agreement or recommends, approves or adopts a takeover proposal; or

3. the merger agreement is terminated

A. by us or SCOA because (i) our stockholders fail to approve the merger at the special meeting or any adjournment of the special meeting or (ii) the merger is not consummated prior to the termination date; or

B. by SCOA because (i) we breach any representation, warranty, covenant (including our covenant not to solicit alternative takeover proposals or to hold the special meeting) or agreement that would result in the failure of a condition to the merger agreement to be satisfied or (ii) we fail to include in this proxy statement (or any amendment) the recommendation of our board that you vote in favor of the merger; our board fails to publicly reaffirm its recommendation within 10 days of being requested by SCOA to do so; a third party commences a tender or exchange offer for TBC and our board does not recommend rejection of the offer within 10 days; or a takeover proposal is publicly announced and we fail to issue within 10 days of such announcement, a press release reaffirming the board’s recommendation of the merger agreement;
           And in the case of (A) or (B):

•	prior to termination of the merger agreement, a takeover proposal (with all percentages in the definition of takeover proposal increased to 50%) has been publicly announced or otherwise communicated to our board of directors; and

•	within twelve months following termination of the merger agreement, we enter into a definitive agreement with any third party with respect to a takeover proposal (with all percentages in the definition of takeover proposal increased to 50%) or any such transaction involving a takeover proposal is consummated.
Reimbursement of Fees and Expenses if Merger Agreement is Terminated
      If the merger agreement is terminated by SCOA because we breach any representation, warranty, covenant (including our covenant not to solicit alternative takeover proposals or to hold the special meeting) or agreement that would result in the failure of a condition to the merger agreement to be satisfied, we agree to reimburse SCOA all its fees and expenses incurred in connection with the merger agreement up to a maximum amount of $5 million. If we subsequently pay a termination fee to SCOA, the amount of the reimbursement of such fees and expenses received by SCOA will be deducted from any termination fee paid by us.
Conditions to the Consummation of the Merger
      TBC and SCOA are not required to consummate the merger unless a number of conditions are satisfied or waived, including:

•	adoption of the merger agreement by our stockholders;

•	the waiting period under the Hart-Scott-Rodino Act has expired or been terminated; and

•	no law or court order is in effect prohibiting the completion of the merger.

      Furthermore, SCOA and Merger Sub are not required to consummate the merger unless the following additional conditions are satisfied or waived:

•	our representations and warranties in the merger agreement shall be true and correct in all respects as of the date of the merger agreement and as of the closing date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in a Company Material Adverse Effect;

•	we have complied in all material respects with all of our obligations and conditions under the merger agreement; and

•	no event or events exist or have occurred that have had, or would be reasonably expected to have, a Company Material Adverse Effect.
      Our obligation to complete the merger is subject to additional conditions, including, generally, the accuracy of the representations and warranties of SCOA, and the performance by SCOA in all material respects of its obligations under the merger agreement.
      A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, so long as the law allows it to do so. Some of these conditions are beyond our control. We cannot assure you that any of these conditions within our control will be satisfied or waived or that the merger will be completed.
Expenses and Fees
      Subject to the provisions relating to the reimbursement of fees and expenses in the event of termination as described in “— Reimbursement of Fees and Expenses if Merger Agreement is Terminated,” each party shall pay its own fees and expenses incurred in connection with the merger except that each of TBC and SCOA shall (i) pay one-half of the expenses incurred in connection with the filing, printing and mailing of this proxy statement, and (ii) one-half of filing fees incurred in connection with the pre-merger notification and report forms under the HSR Act.
Amendment and Waiver
      The parties may amend the merger agreement or waive its terms and conditions at any time before completion of the merger. After approval of the merger by our stockholders, however, no amendment or waiver may be made which by law requires further approval by our stockholders, unless we obtain that further approval.
Appraisal Rights
      Holders of shares of TBC common stock who do not vote in favor of adopting the merger agreement and properly demand appraisal of their shares will be entitled to appraisal rights pursuant to the merger agreement under Section 262 of the DGCL, which is referred to as Section 262.
      The following discussion is not a complete discussion of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Appendix C. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that TBC stockholders exercise their right to seek appraisal under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of TBC common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of TBC common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
      Under Section 262, persons who hold shares of TBC common stock who do not vote in favor of adoption of the merger agreement, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.
      Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, as in the case of the adoption of the merger agreement by TBC stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Appendix C. Any holder of TBC common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, TBC stockholders who are considering exercising such rights are urged to seek the advice of legal counsel.
      Any TBC stockholder wishing to exercise appraisal rights under Section 262 must:

•	deliver to TBC, before the vote on the adoption of the merger agreement at the TBC special meeting, a written demand for the appraisal of the stockholder’s shares;

•	not vote its shares of common stock in favor of adoption of the merger agreement; and

•	hold of record the shares of TBC common stock on the date the written demand for appraisal is made and continue to hold the shares of record through the effective time of the merger.
      A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, or abstain from voting on the merger agreement.
      Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform TBC of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the TBC special meeting will constitute a waiver of appraisal rights.
      Only a holder of record of shares of TBC common stock on the record date for the TBC special meeting is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of TBC common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought. If no number of shares is expressly mentioned, the demand will be presumed to cover all shares of TBC common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
      All written demands for appraisal pursuant to Section 262 should be sent or delivered to TBC Corporation, 7111 Fairway Drive, Suite 201, Palm Beach Gardens, Florida 33418, Attention: Secretary.
      Within ten days after the effective time of the merger, the surviving corporation must notify each holder of TBC common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of TBC common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of TBC common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of TBC common stock within the time prescribed in Section 262.
      Within 120 days after the effective time of the merger, any holder of TBC common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of TBC common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.
      If a petition for an appraisal is timely filed by a holder of shares of TBC common stock and a copy is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pending appraisal proceeding. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
      After determining the holders of TBC common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and the surviving corporation reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of TBC common stock is less than the applicable merger consideration.
      Although TBC believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock of TBC have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

      In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of the company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc. the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
      The costs of the action may be determined by the Court and levied upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.
      Any holder of shares of TBC common stock who has demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of TBC common stock as of a record date prior to the effective time of the merger.
      Any TBC stockholder may withdraw his or her demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to TBC a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.
      If any stockholder who demands appraisal of shares of TBC common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of TBC common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to TBC a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.
      Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights. Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
      The following table sets forth information as of September 18, 2005 with respect to the number of shares of common stock of the Company beneficially owned by each director of the Company, each executive officer of the Company, all directors and executive officers of the Company as a group, and each other person known by the Company to be the beneficial owner of 5% or more of the Company’s outstanding shares.
      For purposes of this table, a person is considered to beneficially own any shares if the person, directly or indirectly, has (or has the right to acquire within 60 days after September 18, 2005) sole or shared power (i) to vote or to direct the voting of such shares or (ii) to dispose or to direct the disposition of such shares. In the case of shares listed as being beneficially owned by an individual and a corporation, the individual may be deemed to share beneficial ownership of such shares, which are held of record by the corporation, because of the individual’s relationship with the corporation. In the case of shares listed as being beneficially owned only by an individual, voting power and investment power are exercised solely by the named individual or are shared by such individual and his spouse or children. Individuals holding restricted shares may vote them and receive dividends, but may not dispose of the restricted shares until the applicable restriction period expires.
      Non-employee directors of the Company hold restricted stock and tandem options granted under the Company’s 1989 Stock Incentive Plan. For purposes of this table, shares subject to tandem options granted to non-employee directors are included as being beneficially owned by them if the options were exercisable on September 18, 2005 or within 60 days thereafter and restricted shares granted to non-employee directors are included only if the tandem options associated with such restricted shares were not then exercisable.

	Number of Shares, Including
	Option Shares, Beneficially		Percent of
Name	Owned as of September 18, 2005		Class(a)

Marvin E. Bruce	1,249,507	(b)	5.6%
Lawrence C. Day	578,797	(c)	2.5%
Kenneth P. Dick	199,950	(d)	(e)
Michael E. Dunlap and Dunlap & Kyle Co., Inc.	17,956	(f)	(e)
Thomas W. Garvey	126,419	(g)	(e)
J. Glen Gravatt	128,052	(h)	(e)
Charles A. Ledsinger, Jr.	17,450	(i)	(e)
William J. McCarthy	10,197	(i)	(e)
Richard A. McStay	37,816	(i)	(e)
Erik R. Olsen	-0-		-0-
Alice M. Peterson	-0-		-0-
William M. Potts	48,315	(j)	(e)
Donald Ratajczak	16,037	(i)	(e)
Robert R. Schoeberl	25,926	(i)	(e)
Raymond E. Schultz	50,469	(i)	(e)
Orland Wolford	171,241	(k)	(e)
Directors and Executive Officers as a Group (16 persons)	2,680,761	(l)	11.4%
WS Management LLLP	1,119,400	(m)	5.0%
Morgan Stanley	1,526,690	(n)	6.8%
T. Rowe Price Associates, Inc.	2,474,500	(o)	11.0%

(a)	Percentages are calculated based upon the number of shares of common stock outstanding on September 18, 2005 plus the number of shares subject to outstanding options held by the named individual or group, as the case may be, and exercisable within 60 days thereafter.

(b)	Includes 4,356 shares subject to outstanding options and 721 restricted shares. Mr. Bruce’s mailing address is: TBC Corporation, 7111 Fairway Drive, Suite 201, Palm Beach Gardens, Florida 33418.

(c)	Includes 473,113 shares subject to outstanding options and 34,200 restricted shares.

(d)	Includes 125,607 shares subject to outstanding options and 3,000 restricted shares.

(e)	Represents less than one percent of the outstanding shares of common stock of the Company.

(f)	Includes 2,500 shares subject to outstanding options and 721 restricted shares.

(g)	Represents 111,419 shares subject to the outstanding options and 3,000 restricted shares.

(h)	Includes 104,405 shares subject to outstanding options.

(i)	Includes 4,356 shares subject to outstanding options and 721 restricted shares.

(j)	Includes 38,794 shares subject to outstanding options.

(k)	Includes 85,714 shares subject to outstanding options and 9,800 restricted shares.

(l)	Includes 972,044 shares subject to outstanding options and 55,768 restricted shares.

(m)	WS Management LLLP is a partnership which has sole voting and dispositive power with respect to these shares. Its business address is 225 Water Street, Suite 1987, Jacksonville, Florida 32202.

(n)	Morgan Stanley is a parent holding company and investment adviser with indirect beneficial ownership of the shares held by one of its business units. Morgan Stanley’s address is 1585 Broadway, New York, New York 10036.

(o)	These shares are owned by various individual and institutional investors, including the T. Rowe Price Small-Cap Value Fund, Inc. (the “Price Fund”), and T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with respect to the shares. For purposes of the reporting requirements of federal securities laws, Price Associates is deemed to be a beneficial owner of the shares; however, Price Associates expressly disclaims beneficial ownership. The business address of the two companies is 100 E. Pratt Street, Baltimore, Maryland 21202.
      The information set forth above concerning WS Management LLLP, Morgan Stanley, Price Associates, and the Price Fund is based upon filings made by them with the Securities and Exchange Commission reporting their beneficial ownership of the Company’s Common Stock as of December 31, 2004. Each has represented that the shares of the Company’s Common Stock which it is deemed to beneficially own were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

MARKET PRICE OF TBC
COMMON STOCK AND DIVIDEND INFORMATION
      Our common stock is traded on NASDAQ under the symbol TBCC. Historically, the Company has not paid cash dividends and the Company has no intention to do so in the foreseeable future. In addition, the Company’s short-term and long-term credit facilities restrict its ability to declare cash dividends.
      The following table sets forth for the periods indicated the high and low sales prices for the Company’s common stock on NASDAQ.

	Market Prices

	High	Low

2003
First Quarter	$14.73	$11.81
Second Quarter	19.30	13.58
Third Quarter	26.84	16.55
Fourth Quarter	30.30	24.78
2004
First Quarter	30.73	25.70
Second Quarter	30.90	23.50
Third Quarter	24.74	20.31
Fourth Quarter	28.67	18.80
2005
First Quarter	30.44	24.95
Second Quarter	28.79	23.46
Third Quarter	34.58	25.09
Fourth Quarter (through October 12)	34.75	34.39
      On September 16, 2005, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock on NASDAQ was $26.12 per share. We encourage our stockholders to obtain current market quotations for our common stock.
FORWARD-LOOKING STATEMENTS
      This proxy statement may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words, “believes”, “expects”, “anticipates”, “estimates” and words of similar import. Such forward-looking statements relate to expectations for future financial performance, which involve known and unknown risks, uncertainties and other factors. Such factors include, but are not limited to:

•	risks that the merger will not be completed;

•	risks that regulatory or stockholder approval may not be obtained;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	uncertainty as to the timing of obtaining regulatory approvals and clearance;

•	the effect of the announcement of the proposed merger on TBC’s customer or vendor relationships, operating results and business generally, including the ability to retain key employees;

•	changes in economic and business conditions in the world;

•	increased competitive activity;

•	consolidation within and among competitors, suppliers and customers;

•	unexpected changes in the replacement tire market;

•	the Company’s inability to attract as many new franchisees or open as many Company-operated retail outlets as planned;

•	fluctuations in tire prices charged by manufacturers, including fluctuations due to changes in raw material and energy prices;

•	product shortages and supply disruptions;

•	changes in interest and foreign exchange rates;

•	the cyclical nature of the automotive industry and the loss of a major customer or program; and

•	other risks and uncertainties.
      It is not possible to foresee or identify all such factors. Any forward-looking statements in this proxy statement are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. We do not undertake any obligation to update the forward-looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking statements.
FUTURE STOCKHOLDER PROPOSALS
      If the merger is consummated, we will have no public stockholders and no public participation in any of our future stockholder meetings. We intend to hold an annual stockholders meeting on May 10, 2006 only if the merger is not completed. If we hold an annual stockholders meeting in 2006, any proposals of TBC stockholders intended to be included in TBC’s proxy statement for the 2006 annual meeting of TBC stockholders should be addressed to TBC’s Corporate Secretary, 7111 Fairway Drive, Suite 201, Palm Beach Gardens, Florida 33418, Attention: Secretary, and delivered on or before January 10, 2006. In addition, in accordance with Article II, Section 7 of the Company’s By-Laws, stockholders wishing to bring any matter before the 2006 Annual Meeting of Stockholders or to nominate any individual for election as a Director at the 2006 Annual Meeting, must give written notice thereof to the Company during the period between February 9 and February 24, 2006 in order to be eligible for consideration at the 2006 Annual Meeting.
OTHER MATTERS
      We know of no other matters to be submitted at the special meeting.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:
Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement is dated October 13, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

APPENDIX A
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about TBC or SCOA. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The merger agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the parties to the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

AGREEMENT AND PLAN OF MERGER
by and among
SUMITOMO CORPORATION OF AMERICA,
TRACTION ACQUISITION CORP.
and
TBC CORPORATION
Dated as of September 18, 2005

A-i

A-ii

A-iii

      AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 18, 2005, by and among Sumitomo Corporation of America, a New York corporation (“Parent”), Traction Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and TBC Corporation, a Delaware corporation (the “Company”).
      WHEREAS, the Board of Directors of Parent and the Board of Directors of the Company each have determined that an acquisition of the Company by Parent is in the best interests of their respective companies and stockholders and, accordingly, have each agreed to consummate the merger of Merger Sub with and into the Company, wherein each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (as defined below), other than shares held in the Company’s treasury, shares held by any Subsidiary (as defined below) of the Company and shares of Company Common Stock held by Parent, Merger Sub or any other Subsidiary of Parent, shall be converted into the right to receive $35.00 per share in cash, without any interest thereon and subject to applicable withholding Tax, on the terms and subject to the conditions set forth in this Agreement; and
      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
Definitions
      Capitalized and certain other terms used in this Agreement have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.
      “Acquisition Agreement” shall have the meaning set forth in Section 6.2(b).
      “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
      “Agreement” shall have the meaning set forth in the Preamble hereto.
      “Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.4.
      “Benefit Plan” shall mean all Pension Plans, Welfare Plans and any other plan, fund, program, arrangement or agreement (including any employment or consulting agreement) to provide medical, health, disability, life, bonus, incentive, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits that have been maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries and with respect to which there is any current liability (contingent or otherwise).
      “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such State are authorized or required by Law or other governmental action to close.
      “Certificate of Merger” shall have the meaning set forth in Section 2.3.
      “Claim” means any suit, arbitration, claim, demand, investigation, proceeding, action, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.
      “Closing” shall have the meaning set forth in Section 2.2.
      “Closing Date” shall have the meaning set forth in Section 2.2.

      “Code” shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.
      “Company” shall have the meaning set forth in the Preamble hereto.
      “Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.2(b).
      “Company Certificate” shall have the meaning set forth in Section 3.1(c).
      “Company Contracts” shall have the meaning set forth in Section 4.11(a).
      “Company Disclosure Schedule” shall have the meaning set forth in Article IV.
      “Company Employees” shall have the meaning set forth in Section 6.13(a).
      “Company Expense Reimbursement Amount” shall have the meaning set forth in Section 8.4(b).
      “Company Filed SEC Documents” shall have the meaning set forth in Section 4.7.
      “Company Indemnity Agreements” shall have the meaning set forth in Section 6.7(a).
      “Company Intellectual Property” shall have the meaning set forth in Section 4.19(a).
      “Company IT Systems” shall have the meaning set forth in Section 4.19(f).
      “Company Joint Venture(s)” shall have the meaning set forth in Section 4.3(d).
      “Company Material Adverse Effect” shall mean an effect, change, fact, event, circumstance or condition which has had, or is reasonably likely to have, together with all similar or related effects, changes, facts, events, circumstances and conditions, a material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of the Company and its Subsidiaries taken as a whole or on the ability of the Company and its Subsidiaries to perform their respective obligations hereunder or which would prevent or materially impede, interfere with, hinder or delay consummation of the transactions contemplated hereby; provided, however, that any such effect, change, fact, event, circumstance or condition resulting from or arising out of (i) any change in Law or GAAP that does not have a disproportionate effect on the Company or any of its Subsidiaries, (ii) economic or financial market conditions affecting the U.S. economy generally and that do not have a disproportionate effect on the Company or any of its Subsidiaries, (iii) any change arising out of, or related to, the execution of this Agreement (including the announcement thereof) or in connection with compliance with the terms and conditions hereof or (iv) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that does not have a disproportionate effect on the Company or any of its Subsidiaries, shall not be considered in determining if a Company Material Adverse Effect has occurred.
      “Company Option” shall have the meaning set forth in Section 3.4.
      “Company Permits” shall have the meaning set forth in Section 4.14(a).
      “Company Preferred Shares” shall have the meaning set forth in Section 4.2(a).
      “Company Registered Intellectual Property” shall have the meaning set forth in Section 4.19(a).
      “Company SEC Documents” shall have the meaning set forth in Section 4.6(a).
      “Company Share” shall mean one share of common stock of the Company, par value $0.10 per share.
      “Company Stock Plans” shall have the meaning set forth in Section 3.4.
      “Company Stockholder Approval” shall have the meaning set forth in Section 4.4.
      “Company Stockholder Meeting” shall have the meaning set forth in Section 4.22.

      “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of August 3, 2005, among Parent, Sumitomo Corporation and the Company.
      “Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, agreement (including Franchise agreement), contract, arrangement, understanding or other instrument or obligation.
      “Controlled Group Liability” shall have the meaning set forth in Section 4.9(e).
      “Current Benefit Plan” shall have the meaning set forth in Section 4.9(a).
      “Debt Securities” shall mean any registered or unregistered bond, note, debenture or similar instrument, or series thereof, having a maturity date more than twelve (12) months after the date hereof and an aggregate principal amount equal to or in excess of five million dollars ($5,000,000).
      “Dissenting Shares” shall have the meaning set forth in Section 3.1(e).
      “D&O Insurance” shall have the meaning set forth in Section 6.7(b).
      “DGCL” shall mean the Delaware General Corporation Law.
      “Effective Time” shall have the meaning set forth in Section 2.3.
      “Environmental Claim” shall mean any Claim by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, Release or threatened Release, of any Hazardous Substance at any location, whether or not owned or operated by the Company or any Company Subsidiary or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
      “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of a Hazardous Substance.
      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
      “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
      “Existing Credit Agreement” means the Credit Agreement dated as of June 17, 2005, among the Company, TBC Private Brands, Inc., the lenders party thereto, First Tennessee Bank National Association and JPMorgan Chase Bank, N.A.
      “Franchise” means all franchise agreements, license agreements, multi-unit development agreements, sub-license agreements and similar governing agreements, instruments and resolutions that are necessary or required to operate retail stores selling and servicing tires and related automotive products under the brand name “Big O”.
      “Franchisee” means any franchisee, licensee, multi-unit developer or sub-licensee counterparty of the Company or any of its Subsidiaries to a franchise, license or sub-license Contract, pursuant to which such Person operates a retail store selling and servicing tires and related automotive products under the brand name “Big O” pursuant to a grant from the Company or such Subsidiary.
      “Fund” shall have the meaning set forth in Section 3.2(a).
      “GAAP” shall mean United States generally accepted accounting principles.

      “Governmental Entity” shall mean any governmental body, court, agency, official or regulatory or other authority, whether federal, state, local or foreign.
      “Hazardous Substance” shall mean, pollutants, contaminants, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold or any other compound, element, material of substance in any form (including products) regulated, restricted or addressed by or under any applicable Environmental Law.
      “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
      “Indemnified Parties” shall have the meaning set forth in Section 6.7(a).
      “IP Contracts” shall have the meaning set forth in Section 4.19(a).
      “IRS” shall mean the Internal Revenue Service.
      “Knowledge” or any similar formulation of knowledge shall mean (i) in the case of the Company, the actual knowledge of the persons listed in Schedule I.A or (ii) in the case of Parent, the actual knowledge of the executive officers of Parent.
      “Law” shall mean any statute, law (including common law), ordinance, rule, regulation or other requirement of any Governmental Entity.
      “Leased Premises” shall have the meaning set forth in Section 4.25(a).
      “Letter of Transmittal” shall have the meaning set forth in Section 3.2(b).
      “Liens” shall mean, with respect to any asset, pledges, mortgages, title defects or objections, claims, liens, charges, encumbrances and security interests of any kind or nature.
      “Material Unregistered IP Rights” shall have the meaning set forth in Section 4.19(a).
      “Merger” shall have the meaning set forth in Section 2.1.
      “Merger Consideration” shall have the meaning set forth in Section 3.1(c).
      “Merger Sub” shall have the meaning set forth in the Preamble hereto.
      “Multiemployer Plan” shall have the meaning set forth in Section 4.9(d).
      “Non-Competition Agreement” shall mean a Contract that prohibits or restricts the ability of the Company or any of its Subsidiaries to operate in any geographical area or compete or operate in any line of business in which the Company or such Subsidiary, as applicable, presently is engaged in a manner that is material to the Company and its Subsidiaries taken as a whole.
      “Note Agreements” shall have the meaning set forth in Section 6.14(a).
      “Notes” shall have the meaning set forth in Section 6.14(a).
      “Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.2(b).
      “Order” shall mean any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.
      “Parent” shall have the meaning set forth in the Preamble hereto.
      “Parent Disclosure Schedule” shall have the meaning set forth in Article V.
      “Parent Material Adverse Effect” shall mean a fact, event or circumstance which would prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
      “Paying Agent” shall have the meaning set forth in Section 3.2(a).
      “PBGC” shall have the meaning set forth in Section 4.9(c).

      “Pension Plans” shall mean “employee pension benefit plans” (as defined in Section 3(2) of ERISA).
      “Permitted Liens” shall have the meaning set forth in Section 4.25(a).
      “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entities.
      “Proxy Statement” shall have the meaning set forth in Section 6.3(b).
      “Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.
      “Representatives” shall have the meaning set forth in Section 6.2(a).
      “Rights Agreement” shall have the meaning set forth in Section 4.18.
      “Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.14(c).
      “SEC” shall mean the United States Securities and Exchange Commission or the staff thereof.
      “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
      “Short Period” means any Taxable Period that ends on the Closing Date.
      “Subsidiary” of any Person shall mean (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and has the power to direct the policies management and affairs thereof.
      “Superior Proposal” shall mean a bona fide written Takeover Proposal (except that references in the definition of “Takeover Proposal” to “10%” should be replaced by “50%”), on terms which the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and taking into account all of the terms and conditions of the Takeover Proposal and this Agreement deemed relevant by the Board, including any termination or break-up fees, conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Takeover Proposal, and taking into account all legal, financial, regulatory and other aspects of the proposal) are more favorable to the persons to whom it owes fiduciary duties under applicable Law than the Merger.
      “Surviving Corporation” shall have the meaning set forth in Section 2.1.
      “Takeover Proposal” shall mean any offer or proposal, or any indication of interest from any Person or group relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of the Company or its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of the voting power of the Company, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of the voting power of the Company or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
      “Tax Return” shall mean any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing authority in connection with any Tax (including estimated Taxes), and shall include any amendment to any of the foregoing.
      “Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; for example, a quarter or a Short Period) with respect to which any Tax may be imposed under any applicable Law.
      “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including taxes that are based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, alternative or add-on minimum, severance, capital stock, premium, registration, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, estimated, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign tax Law) and including any liability for Taxes as a transferee or successor, by Contract or otherwise.
      “Termination Date” shall have the meaning set forth in Section 8.1(b)(ii).
      “Termination Fee” shall have the meaning set forth in Section 8.4(a).
      “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.
      “Welfare Plans” shall mean “employee welfare benefit plans” (as defined in Section 3(1) of ERISA).
ARTICLE II
The Merger
      Section 2.1     The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the terms of this Agreement (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”) with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.
      Section 2.2     Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., New York City time, no later than the second (2nd) Business Day following the satisfaction of the conditions set forth in Article VII of this Agreement (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the party or parties for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing Date, but subject to the satisfaction of such conditions as of the Closing) or (b) at such other place, time and/or date as the parties hereto may otherwise agree in writing. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”
      Section 2.3     Effective Time. If all of the conditions to the Merger set forth in Article VII of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VIII of this Agreement, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed in accordance with the DGCL and the terms of this Agreement on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other time as is specified by the parties hereto as the effective time in the Certificate of Merger (the “Effective Time”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      Section 2.4     Certificate of Incorporation and By-Laws.
      (a) The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain only the provisions contained in the certificate of incorporation of Merger Sub immediately prior to the Effective Time, except for Article I thereof, which shall read “The name of the corporation is TBC Corporation.”
      (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the initial by-laws of the Surviving Corporation.
      Section 2.5     Directors and Officers.
      (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and immediately after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
      (b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and immediately after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE III
Merger Consideration; Conversion or
Cancellation of Shares in the Merger
      Section 3.1     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Treasury Stock and Parent Owned Stock. Each Company Share owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto. Each Company Share, if any, held by the Company or any Subsidiary of the Company shall not be affected by the Merger and shall remain outstanding.

(c) Conversion of Company Shares. Each issued and outstanding Company Share (other than any Company Share to be canceled or to remain outstanding in accordance with Section 3.1(b) of this Agreement and any Dissenting Shares) shall automatically be converted into the right to receive an amount in cash equal to $35.00, without interest thereon (the “Merger Consideration”). All Company Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(c) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented Company Shares (a “Company Certificate”) shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration to be issued in consideration therefor upon the surrender of such Company Certificate.

(d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Company Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

(e) Dissenting Company Shares. Company Shares that have not been voted for adoption of this Agreement and with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws such holder’s demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, but rather, the holder of the Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) the demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be converted into and represent the right to receive the Merger Consideration. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Company Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not make any payments with respect to, or compromise or settle any demand for, appraisal without the prior written consent of Parent.
      Section 3.2     Exchange of Company Certificates.
      (a) At the Effective Time, Parent shall deposit or cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Paying Agent”) for exchange and payment in accordance with this Article III, an amount in cash sufficient to deliver the aggregate Merger Consideration in exchange for the Company Certificates (the “Fund”).
      (b) No later than five (5) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Certificates (other than Company Certificates representing Dissenting Shares) that has not previously surrendered his, her or its Company Certificates (i) a letter of transmittal in customary form (the “Letter of Transmittal”), that shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon proper delivery of Company Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for the Merger Consideration (which instructions shall provide that at the election of the surrendering holder, Company Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Company Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Company Shares previously represented by such Company Certificate shall have been converted pursuant to Section 3.1 and any Company Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall promptly accept such Company Certificate upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall accrue on the Merger Consideration payable upon the surrender of any Company Certificate for the benefit of, or be paid to, the holders of Company Certificates.
      (c) All Merger Consideration delivered upon the surrender of Company Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Shares theretofore represented by such Company Certificates. Until surrendered as contemplated by this Section 3.2, each Company Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III. No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate.
      (d) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company

Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.
      (e) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond or other surety in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made with respect to such Company Certificate and subject to such other reasonable conditions as the Paying Agent may impose, the Paying Agent shall deliver in exchange for such Company Certificate the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III.
      (f) If any payment under this Article III is to be made to a Person other than the Person in whose name any Company Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of Company Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable.
      (g) The Paying Agent shall invest any funds held by it for purposes of this Section 3.2 as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the cash in the Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Fund in an amount that is equal to the deficiency in the amount of the cash required to fully satisfy such payment obligations.
      (h) Parent, the Company or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the holders of Company Shares such amounts, if any, as are required to be deducted or withheld under any provision of U.S. federal tax Law, or any provision of state, local or foreign tax Law, with respect to the making of such payment. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holders of Company Shares in respect of which such deduction or withholding was made. Nothing contained herein shall require that Parent or any Affiliate thereof make any additional payment to holders of Company Shares as a result of such withholding or deduction.
      (i) None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the cash that has been made available to the Paying Agent pursuant to this Section 3.2 that remains unclaimed by the holder of any Company Certificate six (6) months after the Effective Time, shall be returned to Parent and any such holder who has not exchanged such holder’s Company Certificate prior to such time shall thereafter look only to Parent for any claim for Merger Consideration hereunder.
      Section 3.3     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations, or otherwise, to take, and they will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.
      Section 3.4     Company Stock Options. Upon the Effective Time, each then-outstanding option to purchase Company Shares (a “Company Option”), whether or not vested, granted under the Company’s equity compensation plans (collectively, the “Company Stock Plans”), shall be cancelled and, in exchange therefor, Parent (or, at Parent’s option, Merger Sub) shall pay to each former holder of any such cancelled Company Option as soon as practicable following the Effective Time a cash amount equal to the product of (i) the excess, if any, of the Merger Consideration per Company Share over the exercise price per Company Share and (ii) the number of Company Shares covered by the Company Option, subject to applicable income and employment withholding Taxes; provided that if the exercise price per Company Share of any such Company Option is equal to or greater than the Merger Consideration per Company Share, such Company Option shall be cancelled without any cash payment being made in respect thereof. All restricted stock grants of Company Shares shall vest immediately prior to the Effective Time. The Company shall take all reasonable actions necessary to effectuate the provisions of this Section 3.4, including obtaining the consent of the optionholders to the cancellation of their respective Company Options in accordance with this Section 3.4; provided that the Company may not provide any consideration to any optionholder to obtain their consent other than as provided in this Section 3.4.
ARTICLE IV
Representations and Warranties of the Company
      Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood that disclosure in one section shall also apply to other sections to the extent it is reasonably apparent from the face of the disclosure that such disclosure would also apply to such other sections), the Company represents and warrants to Parent and Merger Sub as follows:
      Section 4.1     Organization. The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified and licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or license necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of its certificate of incorporation and by-laws and all the amendments thereto, as currently in effect. The Company is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation or its by-laws, as in effect on the date of this Agreement.
      Section 4.2     Capitalization.
      (a) The authorized capital stock of the Company consists of 50,000,000 Company Shares and 2,500,000 shares of preferred stock, $0.10 par value per share, of the Company (“Company Preferred Shares”). As of September 15, 2005, (i) 22,479,860 Company Shares (excluding treasury shares but including 14,016 shares of restricted stock which are cancelled upon the exercise of associated tandem options), including the rights issued pursuant to the Rights Agreement, were issued and outstanding, (ii) no Company Shares were held by the Company in its treasury, (iii) no Company Preferred Shares were issued and outstanding and (iv) Company Options to acquire 2,380,578 shares of Company Shares were outstanding. No shares of capital stock of the Company are owned by any Subsidiary of the Company, and no shares of capital stock of the Company are held by the Company as treasury stock. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except (A) as set forth above, (B) as may result from the exercise of Company Options after September 15, 2005 and prior to the consummation of the Merger or (C) for the issuance of Company Options pursuant to reloads under existing Company Option grants outstanding as of the date of this Agreement, there are no outstanding (i) shares of capital stock, or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of, or ownership interests in, the Company, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company or any Subsidiary of the Company, or obligations of the Company or any Subsidiary of the Company to issue any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, the Company, or obligations of the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company, or to vote or to dispose of any shares of capital stock of the Company.
      (b) Section 4.2(b) of the Company Disclosure Schedule lists (i) each Company Option outstanding as of the date hereof, the number of Company Shares issuable thereunder, the vesting schedule, the expiration date and the exercise price thereof and (ii) all restricted stock grants of Company Shares outstanding as of the date hereof.
      (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries. Neither any agreement or other document to which the Company or any of its Subsidiaries is a party, nor, to the Company’s Knowledge any other agreement or other document grants or imposes on any shares of the capital stock of the Company any right, preference, privilege or transfer restrictions with respect to the transactions contemplated by this Agreement (including any rights of first refusal), except as expressly set forth in the certificate of incorporation and bylaws of the Company.
      Section 4.3     Subsidiaries.
      (a) Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company (a) has all powers and authority to own, lease and operate its assets and to carry on its business as now conducted and (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or license necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each Subsidiary, and all the amendments thereto, as currently in effect.
      (b) All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company are validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the outstanding capital stock or securities of, or other ownership interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests). Except as set forth above, there are no outstanding (i) shares of capital stock or voting securities or other ownership interests of any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in any Subsidiary of the Company, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company, or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any Subsidiary of the Company, or to vote or to dispose of any shares of the capital stock or other ownership interests of any Subsidiary of the Company.
      (c) Section 4.3(c) of the Company Disclosure Schedule lists (i) each Subsidiary of the Company and (ii) its jurisdiction of incorporation or organization.
      (d) Section 4.3(d)(i) of the Company Disclosure Schedule sets forth the name and jurisdiction of each Person that is not a Subsidiary of the Company but in which the Company, directly or indirectly, holds any capital stock or any equity or other ownership interest (each, a “Company Joint Venture” and collectively, the

“Company Joint Ventures”). Except as set forth in Section 4.3(d)(ii) of the Company Disclosure Schedule, all of the Company’s interests in the Company Joint Ventures are owned, directly or indirectly, by the Company or by one or more of its Subsidiaries, in each case free and clear of all Liens. Except as set forth in Section 4.3(d)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has a contractual obligation, contingent or otherwise, to fund or participate in the debts of any Company Joint Venture.
      Section 4.4     Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding Company Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due execution by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
      Section 4.5     Consents and Approvals; No Violations.
      (a) The execution, delivery and performance by the Company of this Agreement do not, and consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) the filings required under the HSR Act and filings required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters, (iii) as required to comply with any applicable requirements of the Securities Act, the Exchange Act, the Federal Trade Commission’s Franchise Rule, Nasdaq Stock Market, Inc.’s National Market and state securities and “blue sky” laws and (iv) such filings, registrations, notifications, authorizations, permits, consents, approvals or actions the failure of which to be made or obtained would not be material to the Company and its Subsidiaries taken as a whole.
      (b) Subject to the adoption of this Agreement by the holders of a majority of the outstanding Company Shares, the execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any breach of, any provision of the certificate of incorporation or by-laws of the Company or any similar organizational documents of any of its Subsidiaries, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right (by any party other than the Company or any Subsidiary of the Company) of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets may be bound or (iii) assuming that the consents and approvals referred to in Section 4.5(a) are duly obtained, violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets which violation would be material to the Company and its Subsidiaries taken as a whole, except, in the case of clause (ii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

      Section 4.6     SEC Reports and Financial Statements.
      (a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). The Company SEC Documents, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the Nasdaq Stock Market, Inc.’s National Market or any national stock exchange.
      (b) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented (including with respect to material accounts receivable, product returns and warranties and inventory owned by the Company), in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount), the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended. Since January 1, 2003, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.
      (c) The Company has made available to Parent a complete and correct copy of any amendments or modifications, which, as of the date hereof, are required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC since January 1, 2003 pursuant to the Exchange Act and (ii) the Company Filed SEC Documents themselves and, reasonably promptly following the execution of any such amendments or modifications, will make available to Parent (including via EDGAR) any such amendments or modifications entered into after the date hereof and so required to be filed. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company Filed SEC Documents (and will timely respond to any comment letters to the staff of the SEC relating to any Company SEC Documents filed after the date hereof, subject to Section 6.3 hereof), and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2003 and prior to the date hereof and will, promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof. To the Company’s Knowledge, none of the Company Filed SEC Documents is the subject of ongoing SEC review.
      Section 4.7     Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents publicly available prior to the date of this Agreement (the “Company Filed SEC Documents”), since December 31, 2004 (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, (b) there has not been any event or events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the

Company nor any Subsidiary has taken any action which, if such action were to be taken after the date of this Agreement, would be prohibited by Sections 6.1(a)(i) and (ii), (d), (e), (j) and (o) hereof.
      Section 4.8     No Undisclosed Liabilities. Except as and to the extent disclosed in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (including any Debt Securities), whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for (including any liability for breach of Contract, breach of warranty, torts, infringements, claims or lawsuits) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than liabilities or obligations (i) in the amounts reflected on or reserved against in the Company’s consolidated balance sheet as of June 30, 2005 included in the Company’s financial statements or (ii) that are incurred in the ordinary course of business since June 30, 2005.
      Section 4.9     Benefit Plans; Employees and Employment Practices.
      (a) Section 4.9(a) of the Company Disclosure Schedule contains a list of all material Benefit Plans currently maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries (the “Current Benefit Plans”). The Company has delivered or made available to Parent true, complete and correct copies of, where applicable (i) each Current Benefit Plan, including all amendments thereto (or, in the case of any unwritten Current Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Current Benefit Plan (if any such report was required) with all required attachments, (iii) the most recent summary plan description and all subsequent summaries of material modifications for each Current Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity Contract relating to any Current Benefit Plan, (v) the most recent determination or opinion letter from the IRS, if any, and (vi) copies of the actuarial reports, if required under ERISA, with respect to each Current Benefit Plan for the last three (3) plan years ending prior to the date of this Agreement. Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no amendments to any Current Benefit Plan (or the establishment of any new Benefit Plan) that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken or committed to make any such amendments or to adopt or approve any new plans in each case that would materially increase the costs to the Company, except as set forth on Section 4.9(a) of the Company Disclosure Schedule.
      (b) All Pension Plans intended to be tax-qualified under Section 401(a) of the Code have either been established on a plan document that has been preapproved by the Internal Revenue Service (such as a master or prototype or a volume submitter document) or are the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs and, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualification of any Pension Plan or the related trust.
      (c) Except as set forth on Section 4.9(c) of the Company Disclosure Schedule, with respect to each Pension Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any “accumulated funding deficiency” within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Pension Plan equals or exceeds the actuarial present value of all accrued benefits under such Pension Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred in the past year; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full when due; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries or ERISA Affiliates; (vi) the PBGC has not instituted proceedings to terminate any such Pension Plan and, to the Company’s Knowledge, no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan except to the extent there would be no material liability upon termination of such Pension Plan and (vii) no Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any Pension Plan.
      (d) No Benefit Plan is a Multiemployer Plan. “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
      (e) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of the Surviving Corporation following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. For purposes hereof, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (iii) under Section 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
      (f) Except as set forth on Section 4.9(f) of the Company Disclosure Schedule, with respect to any Welfare Plan, (i) no such Welfare Plan is funded through a “welfare benefits fund”, as such term is defined in Section 419(e) of the Code and (ii) each such Welfare Plan that is a “group health plan”, as such term is defined in Section 5000(b)(1) of the Code that is maintained by a ERISA Affiliate is in material compliance with the applicable requirements of Section 4980B(f) of the Code.
      (g) Except as set forth on Section 4.9(g) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, nor any Person acting on behalf of the Company or its Subsidiaries has made or entered into any legally binding commitment (including loans) with, any current or former directors, officers, employees, consultants or independent contractors of the Company, any of its Subsidiaries or of any ERISA Affiliate to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any plans or arrangements provided by Parent will be made available to such employees or (v) any trusts or other funding mechanisms will be required to be funded.
      (h) Neither the Company, its Subsidiaries or any ERISA Affiliate has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans other than Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or any other applicable Law.
      (i) All contributions or premiums owed by the Company or any of its Subsidiaries with respect to Benefit Plans under Law, Contract or otherwise have been made in full and on a timely basis or are reflected on the Company’s consolidated financial statements in accordance with GAAP. All material administrative costs attributable to Benefit Plans have been paid when due.
      (j) No Pension Plan or Welfare Plan or any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exemption is not available, in each case that could reasonably be expected to result in a material liability to the Company.
      (k) There are no pending or, to the Company’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA)

thereto, the Company, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits, in each case that could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
      (l) Except as set forth on Section 4.9(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
      Section 4.10     Employment/ Labor.
      (a) The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council. There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations, material grievances or other labor disputes pending or, to the Company’s Knowledge, threatened between the Company or its Subsidiaries and any representatives of any of their employees or affecting the Company or its Subsidiaries, in each case that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. As of the date hereof, no labor union or labor organization of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries, nor their respective employees, agents or representatives, has committed an unfair labor practice that could reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor its Subsidiaries is the subject of any proceeding asserting that any of them has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment and (ii) there are no pending or, to the Company’s Knowledge, threatened complaints, charges or claims against the Company or any of its Subsidiaries brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by the Company or any of its Subsidiaries or, relating to the employees or other persons providing services to or on behalf of the Company or any of its Subsidiaries.
      (b) The Company and its Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including all such Laws and Orders relating to discrimination, civil rights, safety and health, workers’ compensation, wages, hours, employment standards, including the WARN Act, the California WARN Act (California Labor Code Section 1400, et seq.), Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA and Family and Medical Leave Act except, in each case, as would not be material to the Company and its Subsidiaries taken as a whole.
      (c) The Company and each Subsidiary has, in all material respects, properly classified the employment or other service status of all employees and other persons providing services to or on behalf of the Company or any of its Subsidiaries for purposes of (i) all applicable Laws and Orders, (ii) the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement and (iii) the collection and payment of withholding and/or social security Taxes and any similar Tax except, in each case, to the extent that failure so to properly classify would not be material to the Company and its Subsidiaries taken as a whole.
      Section 4.11     Contracts.
      (a) As of the date hereof, all of the Contracts described in Item 601(b)(10) of Regulation S-K or the rules promulgated under the Securities Act to which the Company or its Subsidiaries is a party (such Contracts, the “Company Contracts”) have been filed as exhibits to, or incorporated by reference in, the Company Filed SEC Documents. Except as disclosed in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries, or, to the Company’s Knowledge, any other party, (i) is in violation or breach of or in default under (nor does there exist, to the Company’s Knowledge, any condition which, together with the passage of time or the giving of notice, would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under) any Company Contract or (ii) has otherwise failed to exercise an option under any Company Contract which may adversely impact the Company’s or any of its Subsidiaries’ rights under a Company Contract, except in the case of clauses (i) and (ii) as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no other party to any Company Contract has alleged that the Company or any Subsidiary is in violation or breach of or in default under any such Company Contract or has notified the Company or any Subsidiary of an intention to modify any material terms of or not to renew any such Company Contract. Since June 30, 2005, neither the Company nor any of its Subsidiaries has released or waived any material right under any such Company Contract other than in the ordinary course of business.
      (b) Except as disclosed in Section 4.9 (or any subsection thereof), or Section 4.11(b) of the Company Disclosure Schedule or disclosed in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any undischarged written or oral Non-Competition Agreement.
      Section 4.12     Insurance. The Company has made available to Parent prior to the date of this Agreement copies of all material insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies are maintained in full force and effect during the relevant policy periods and are consistent with past practice and all premiums due thereunder have been paid in accordance with payment terms set by the relevant insurance provider except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries have received written notice of cancellation of any such insurance policies except to the extent that such cancellation would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
      Section 4.13     Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no Claim pending before any Governmental Entity or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or their respective assets or properties and (ii) neither the Company nor any of its Subsidiaries is subject to any outstanding Order or Orders. As of the date hereof, there is no Claim pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, which seeks to, or would be reasonably expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued and, to the Company’s Knowledge, there are no facts in existence that would reasonably be expected to give rise to such a Claim against the Company or any of its Subsidiaries.

      Section 4.14     Compliance with Applicable Law.
      (a) (i) Each of the Company and its Subsidiaries holds all permits, licenses, certificates, franchises, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties except as would not be material to the Company and its Subsidiaries taken as a whole (the “Company Permits”), (ii) each of the Company and its Subsidiaries are in compliance with the terms, in all material respects, of the Company Permits, (iii) the businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except where such violation would not be material to the Company and its Subsidiaries taken as a whole.
      (b) The Company is not an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.
      (c) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the National Association of Securities Dealers. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the Company’s principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
      Section 4.15     Taxes and Tax Returns.
      (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file). All such Tax Returns (i) were prepared in the manner required by applicable Law and (ii) are true, correct, and complete in all material respects. No extension of time within which to file any material Tax Return, which has not been filed, has been requested or granted.
      (b) The Company has provided Parent, prior to the date hereof, true and complete copies of (i) all federal, state, local and foreign Tax Returns of or including the Company or any of its Subsidiaries or any predecessors thereto that are due on or before the date hereof and that remain subject to examination and/or adjustment by any Taxing authority, (ii) completed drafts, to the extent extant as of the date hereof, of all federal, state, local and foreign income and franchise Tax Returns of or including the Company or any of its Subsidiaries or any predecessors thereto not yet required to be filed and (iii) complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries. Since the date of the Company’s last financial statements, neither the Company nor any of its

Subsidiaries has incurred any liability for Taxes other than Taxes as to transactions entered into in the ordinary course of business.
      (c) All material Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of Taxable Periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return, if required to be paid, have been timely paid; in the case of Taxes not yet due and payable, sufficient reserve for the payment of all such Taxes (without regard to deferred tax assets and deferred tax liabilities) is provided in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents as of the date of such consolidated financial statements.
      (d) Since January 1, 2000, no Tax deficiencies have been claimed, proposed or assessed against the Company or any of its Subsidiaries by any Taxing authority other than such as are not material, and neither the Company nor any of its Subsidiaries has received any written notice of, or otherwise has Knowledge of, any potential claim, proposal or assessment against the Company or any of its Subsidiaries for any such Tax deficiency. There are no pending or, to the Company’s Knowledge, threatened audits, investigations or claims for or relating to any liability of the Company or any of its Subsidiaries in respect of Taxes except for audits, investigations or claims that are not material, and there are no matters under discussion between the Company or any of its Subsidiaries, on the one hand, and any Taxing authority, on the other hand, with respect to Taxes. None of the Company or any of its Subsidiaries has entered into a closing agreement pursuant to Code section 7121 (or any similar provision of state, local or foreign law) during the past five years.
      (e) The Company and each of its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all income and employment Taxes and other material Taxes required to have been withheld, collected and paid.
      (f) Since January 1, 2000, no claim or other communication has been received from any Taxing authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns to the effect that, or inquiring as to whether, the Company or such Subsidiary is or may be subject to taxation by that jurisdiction with the exception of certain claims and other communications received prior to 2002 all of which were resolved prior to April 30, 2004 without material impact on the Company or any Subsidiary.
      (g) There are no Liens or other security interests upon any property or assets of the Company or any of its Subsidiaries for Taxes, except for Liens for real and personal property Taxes not yet due and payable.
      (h) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method or otherwise.
      (i) Neither the Company nor any of its Subsidiaries is a party to any Contract, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for any material amount of Taxes.
      (j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying, or intended to qualify, for tax-free treatment under Code section 355 during the five-year period ending on the date of this Agreement.
      (k) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date of this Agreement.
      (l) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4T(b).
      Section 4.16     Environmental Matters. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole:
      (a) The Company and each of its Subsidiaries is in compliance, with all Environmental Laws, which compliance includes the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under any Environmental Laws and compliance with the terms and conditions thereof.
      (b) There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim either the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.
      (c) To the Company’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Hazardous Substance, that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.
      Section 4.17     State Takeover Statutes. Prior to the date of this Agreement, the Board of Directors of the Company has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger or any of the transactions contemplated hereby . To the Company’s Knowledge, no other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby.
      Section 4.18     Rights Agreement. The Company has taken all action necessary or appropriate under its Amended and Restated Rights Agreement, dated as of July 23, 1998, between the Company and BankBoston, N.A. (the “Rights Agreement”) to ensure that the execution of this Agreement and consummation of the transactions contemplated hereby, including the Merger, do not and will not result in the ability of any person to exercise any rights or enable or require such rights to separate from the shares of the Company’s capital stock to which they are attached or to be triggered or become exercisable.
      Section 4.19     Intellectual Property.
      (a) Section 4.19(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all (i) U.S. and non-U.S. issued registered trademarks and service marks, pending trademark or service mark applications, patents, pending patent applications, registered copyrights, and pending copyright applications that are owned by the Company or any of its Subsidiaries or are used or practiced in the conduct of the business of the Company as it is now being conducted (collectively, “Company Registered Intellectual Property”) and (ii) all material license agreements relating to the Company Registered Intellectual Property, any unregistered trademarks, service marks or copyrights owned by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole (“Material Unregistered IP Rights”) or any material trade secrets and know how the use of which is material to the operations of the Company and its Subsidiaries (“IP Contracts”). Except as set forth on Section 4.19(a)(ii) of the Company Disclosure Schedule and except as would not reasonably be expected to have a Company Material Adverse Effect, the Company is the sole owner of, free and clear of any Liens, other than Permitted Liens, or possesses valid and enforceable licenses or other rights to use (without the payment of any royalty other than any royalty obligation that is set forth in the agreement under which any such license or other right to use is granted and which has been listed on Section 4.19(a)(i) of the Company Disclosure Schedule and disclosed to Parent), all Company Registered Intellectual Property and Material Unregistered IP Rights, all material trade secrets, know-how and other proprietary and intellectual property rights that are used in the conduct of the business of the Company as it is now being conducted (collectively, the “Company Intellectual Property”), it being acknowledged that, without limiting the representations of the Company in Section 4.19(b), nothing in this Section 4.19(a) constitutes a representation and warranty with respect to non infringement of intellectual property rights of a third party.
      (b) Except for matters as to which an adverse consequence would not reasonably be expected to have a Company Material Adverse Effect, the Company has not (i) received written notice of a Claim to the effect that the Company has infringed or is infringing any intellectual property or other intellectual property right of any third party, nor is there any action, suit or proceeding pending of which the Company has received notice or, to the Company’s Knowledge, threatened against the Company claiming that the Company has infringed or misappropriated, or is infringing or misappropriating, any intellectual property of any third party, (ii) received written notice of a Claim that challenges or threatens to challenge the validity or enforceability of, or the rights of the Company in, any of the Company Registered Intellectual Property or Material Unregistered IP Rights, (iii) violated or infringed, or is in violation of or is infringing, any intellectual property rights of any other Person or (iv) given another Person any written notice of, nor does the Company have any Knowledge of, any present, impending or threatened infringement of any Company Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company, its Subsidiaries and its Affiliates have used commercially reasonable steps in accordance with normal industry practice to protect the Company Intellectual Property.
      (c) To the Company’s Knowledge and except as would not reasonably be expected to have a Company Material Adverse Effect, no act has been done or omitted to be done by the Company, or any licensee thereof, which reasonably would be expected to have the effect of impairing or dedicating to the public, or entitling any U.S. or non-U.S. governmental authority or any other Person to cancel, forfeit, modify or consider abandoned, any Company Registered Intellectual Property or any Material Unregistered IP Rights, or give any Person any material rights with respect thereto (other than pursuant to an agreement listed in Section 4.19(a)(i) of the Company Disclosure Schedule). To the Company’s Knowledge, the Company Registered Intellectual Property and Material Unregistered IP Rights are valid and enforceable, excluding any Company Registered Intellectual Property the invalidity or unenforceability of which would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
      (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and to the Company’s Knowledge, (i) the Company IT Systems have been maintained in accordance with standards set by manufacturers to ensure proper operation, monitoring and use, and (ii) the Company IT Systems are in such condition as to be able to perform all information technology operations necessary for the conduct of the Company’s business as currently conducted.
      (e) The Company has taken commercially reasonable steps to provide for the back-up and recovery of the data and information critical to the conduct of the Company’s business as currently conducted (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Company’s business.
      (f) For purposes of this Section 4.19, “Company IT Systems” shall mean any and all information technology and computer systems (including computers, software, programs, databases, middleware, firmware and other embedded software, servers, workstations, routers, hubs, switches, data communications lines, hardware and other equipment and all other information technology equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in the conduct of the Company’s business as currently conducted.
      Section 4.20     Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the holders of Company Shares and such opinion has not been withdrawn or revoked or otherwise modified in any material respect as of the date of this Agreement. The Company will deliver a copy of such written opinion to Parent upon its receipt thereof.
      Section 4.21     Board Approval. The Board of Directors of the Company, at a meeting duly called and held on September 18, 2005, by the unanimous vote of its members, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the holders of Company Shares and (ii) adopted resolutions (A) approving this Agreement, (B) declaring this Agreement and the Merger advisable and in the best interests of the Company and the holders of the Company Shares and (C) recommending to the holders of Company Shares that they vote in favor of adopting this Agreement in accordance with the terms hereof.

      Section 4.22     Voting Requirements. The affirmative vote of holders of a majority of the outstanding Company Shares at a meeting of the holders of Company Shares (the “Company Stockholder Meeting”) or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions provided for herein.
      Section 4.23     Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Lehman Brothers Inc., the fees and expenses of which will be paid by the Company (as reflected in the agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.
      Section 4.24     Proxy Statement. The Proxy Statement (and any amendment thereof and supplement thereto) at the time filed with the SEC, at the date first mailed to the shareholders of the Company and at the time of the Company Stockholders Meeting will not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Stockholders Meeting, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly notify Parent in writing. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or any such other document filed with the SEC in connection with the transactions provided for herein.
      Section 4.25     Real Estate.
      (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets owned by the Company or one of its Subsidiaries or acquired after the date hereof that are necessary to the operation of the Company’s business on a consolidated basis in the ordinary course consistent with past practice (except for properties sold or otherwise disposed of since the date thereof in accordance with the provisions of Section 6.1 hereof), free and clear of all Liens, except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, Liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company (such liens, imperfections and irregularities in clauses (A),(B) and (C), “Permitted Liens”), and (ii) has valuable and enforceable leasehold interests (including those leasehold interests acquired after the date thereof) that are necessary to the operation of the Company’s business on a consolidated basis in the ordinary course consistent with past practice each of which is identified by address in Section 4.25 of the Company Disclosure Schedule (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in accordance with the provisions of Section 6.1 hereof), (the “Leased Premises”) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.
      (b) To the Company’s Knowledge, the Leasehold Premises are in good condition and repair and are free from any defects, including physical, structural, mechanical, construction or electrical defects or defects in the utility systems, except in each case as would not be material to the Company and its Subsidiaries taken as a whole.
      Section 4.26     Franchise.
      (a) The Company has delivered to Parent a true and complete copy of the current uniform franchise offering circular and other disclosure statements of the Company or of any of its Subsidiaries in connection with its sale of Franchises to Franchisees. As of their respective dates, such documents complied in all material respects with the requirements of the Federal Trade Commission Act of 1914, as amended, to the extent applicable, and to applicable Laws; and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
      (b) To the Company’s Knowledge, there is no action pending or threatened against the Company or any of its Subsidiaries in connection with the Franchises that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or reasonably be expected to be material to Big O Tires, Inc. and its Subsidiaries taken as a whole.
      (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, there currently exist no material escrow or impound conditions or requirements imposed upon the Company or any of its Subsidiaries with respect to the sale of Franchises in any jurisdiction. There is no pending, unresolved written or, to the Company’s Knowledge, verbal claim or assertion by any Franchisee of any violation by any of the Company or its Subsidiaries of any applicable Laws and none of the Company or its Subsidiaries has received written or, to the Company’s Knowledge, verbal notice from any Governmental Entity or third party alleging any such violation that, individually or in the aggregate, would be material to Big O Tires, Inc. and its Subsidiaries taken as a whole.
      Section 4.27     Customers, Distributors and Suppliers. From June 30, 2005 until the date of this Agreement, no material customer, distributor or supplier of the business operated by the Company and its Subsidiaries has terminated or materially reduced or altered its business relationship with the business operated by the Company and its Subsidiaries or materially changed the terms on which it does business with the business operated by the Company and its Subsidiaries.
      Section 4.28     Product Liability. To the Knowledge of Company, neither the Company nor any of its Subsidiaries has any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries that would be material to the Company and its Subsidiaries as a whole.
ARTICLE V
Representations and Warranties of Parent and Merger Sub
      Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
      Section 5.1     Organization.
      (a) Each of Parent and Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified and licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed has not had, and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub have made available to the Company complete and correct copies of the certificates of incorporation and by-laws of Parent and Merger Sub, each as currently in effect. Neither Parent nor Merger Sub is in default in the performance, observance or fulfillment of any provision of its certificate of incorporation or its by-laws, as in effect on the date of this Agreement.
      (b) All of the issued and outstanding shares of Merger Sub are owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities, conducted any operations or incurred any liabilities other than in connection with the Merger. All of the issued and outstanding shares of Merger Sub have been duly authorized and are validly issued and are fully paid and nonassessable.
      Section 5.2     Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub, as the case may be, and, assuming due execution by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
      Section 5.3     Consents and Approvals; No Violations.
      (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) the filings required under the HSR Act and filings required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters and (iii) as required to comply with any applicable requirements of the Securities Act, the Exchange Act and state securities and “blue sky” laws.
      (b) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of its properties or assets may be bound or (iii) violate any Order or Law applicable to Parent or Merger Sub or any of their properties or assets except, in the case of clause (ii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that has not has and would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
      Section 5.4     Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Tri-Artisan Partners LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
      Section 5.5     Information Supplied. None of the information supplied or to be supplied by Parent or any of its Affiliates, directors, officers, employees, agents or representatives for inclusion or incorporation by reference in, and which is included or incorporated by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, at the time of mailing of the Proxy Statement (or any amendment thereof or supplement thereto) to the holders of Company Shares, or as of the time of the Company Stockholder Meeting or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent, or its officers or directors, should be discovered by Parent which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement or such other document filed with the SEC in connection with the transactions provided for herein, Parent shall promptly notify the Company in writing. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any such other document filed with the SEC in connection with the transactions provided for herein.
      Section 5.6     Ownership of Company Shares. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
      Section 5.7     Board Approval. On or prior to the date of this Agreement, the Board of Directors of Parent has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and the stockholders of Parent and (ii) adopted resolutions (A) approving this Agreement and (B) declaring this Agreement and the Merger advisable and in the best interests of Parent and the stockholders of Parent. This Agreement has been adopted by the unanimous vote of the stockholders of Merger Sub and no other vote or action on the part of the stockholders of Merger Sub is necessary in connection with this Agreement, the Merger or other transactions provided for herein.
      Section 5.8     Litigation. There are no outstanding Orders of any Governmental Entities against Parent or Merger Sub and no Claims are pending or, to the Knowledge of either Parent or Merger Sub, threatened against Parent or Merger Sub, in such case that, individually or in the aggregate, would reasonably be expected to prevent Parent or Merger Sub from performing its obligations under this Agreement.
      Section 5.9     Financing. Parent currently has and will have at the Effective Time, sufficient funds, whether from borrowings or funds on-hand, to consummate the transactions contemplated hereby, including any amounts required under Article III.
ARTICLE VI
Covenants
      Section 6.1     Covenants of the Company. Except as (i) set forth in Section 6.1 of the Company Disclosure Schedule, (ii) expressly required by this Agreement, (iii) expressly required by applicable Law or (iv) agreed in writing by Parent, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course in a manner consistent with that heretofore conducted and (B) use all reasonable efforts to preserve intact its business organizations and to keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, lessors, business partners, distributors, licensees, wholesalers, Franchisees and others having business dealings with the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as (i) set forth in Section 6.1 of the Company Disclosure Schedule, (ii) expressly required by this Agreement, (iii) expressly required by applicable Law or (iv) agreed in writing by Parent, from the date hereof until the Effective Time:

(a) Dividends; Changes in Stock. The Company shall not, and shall cause its Subsidiaries not to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by a wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

(b) Issuance of Securities. The Company shall not, and shall cause its Subsidiaries not to, issue, deliver, sell, pledge or encumber or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than (i) Company Options issuable pursuant to reloads under existing Company

Option grants outstanding as of the date hereof and (ii) shares reserved for issuance on the date hereof pursuant to the exercise of Company Options outstanding on the date hereof or issuable pursuant to the foregoing clause (i)).

(c) Governing Documents. Except to the extent required to comply with its obligations hereunder, the Company shall not, and shall cause each of its Subsidiaries not to, amend or propose to amend its certificate of incorporation or by-laws or similar organizational or governance documents.

(d) No Acquisitions. The Company shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding (i) the acquisition of inventory and other assets used in the ordinary course of business and (ii) the acquisition of assets that, in the aggregate, have a purchase price of less than five million dollars ($5,000,000)).

(e) No Dispositions. The Company shall not, and shall cause its Subsidiaries not to, sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company) excluding the disposition of assets that are permitted at the time of such disposition under the provisions of Sections 6.12(a), (b), (c) and (e) of the Existing Credit Agreement.

(f) Investments; Indebtedness. Except to the extent permitted under Sections 6.01(c), (e), (g), (h), (i) and Sections 6.04 (d), (e) and (h) of the Existing Credit Agreement, the Company shall not, and shall cause its Subsidiaries not to, (i) make any loans, advances (other than business expenses incurred in the ordinary course of business) or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company or any Franchisee in the ordinary course of business, (ii) incur or modify any indebtedness for borrowed money (excluding Revolving Loans (as the term is defined in the Existing Credit Agreement) incurred under the Existing Credit Agreement in a manner and magnitude consistent with past practice) other than business expenses incurred in the ordinary course of business, (iii) incur or assume any other material indebtedness other than business expenses incurred in the ordinary course of business, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Debt Securities, indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of one of its wholly owned Subsidiaries or a guaranty by one wholly owned Subsidiary of the Company of another wholly owned Subsidiary of the Company) other than business expenses incurred in the ordinary course of business, (v) issue or sell any Debt Securities or warrants or other rights to acquire any Debt Securities of the Company or any of its Subsidiaries, (vi) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or (vii) enter into any arrangement having the economic effect of any of the foregoing.

(g) Accounting Matters. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, the Company shall not change in its methods of accounting in effect at December 31, 2004, other than as required by changes in GAAP (as required by the Company’s independent public accountants) or as may be required by a change in applicable Law.

(h) Capital Expenditures. The Company shall not, and shall cause its Subsidiaries not to, incur, make or commit to any new capital expenditure or expenditures, or enter into any agreement(s) or arrangement(s) providing for payments for capital expenditures, except for capital expenditures not to exceed twelve million dollars ($12,000,000) individually or in the aggregate.

(i) Certain Actions. Except as expressly required under the terms of this Agreement, the Company and its Subsidiaries shall not take any action that, or omit to take any action where such omission, would reasonably be expected to prevent, materially delay or impede the consummation of the

Merger or the other transactions contemplated by this Agreement, or would reasonably be expected to result in a Company Material Adverse Effect or otherwise conflict with this Agreement.

(j) Discharge of Liabilities. The Company shall not, and shall cause its Subsidiaries not to pay, discharge, settle or satisfy any Claims other than Claims that require payment by the Company or its Subsidiaries of an amount equal to or less than one million dollars ($1,000,000) or which would not limit or adversely affect the ongoing operation of the business in the ordinary course in a material manner; provided that the Company shall not pay, discharge, settle or satisfy any claims, liabilities or obligations with respect to claims or actions challenging the acquisition by Parent or Merger Sub of any Company Shares, seeking to restrain or prohibit the consummation of the Merger.

(k) Material Contracts. Except as otherwise set forth in this Agreement, the Company shall not, and shall cause its Subsidiaries not to, (i)(A) amend, in any material respects, or terminate, cancel, extend, or request any material change in, or agree to any material change in, or (B) waive, release or assign any material right or claim under, any Company Contract or (ii) enter into any new Company Contract.

(l) Benefits Changes. Except to the extent required by Law or any agreement disclosed on Section 4.9 of the Company Disclosure Schedule in effect as of the date hereof, or as consistent with past practice the Company shall not, and shall cause its Subsidiaries not to, (i) increase the compensation or benefits of, or make any loans to, any director, officer, any other employee, consultant or other service provider, (ii) adopt any new employee benefit plan or any material amendment to an existing Benefit Plan other than as required by applicable Law (including any amendment to comply with Section 409A of the Code), (iii) enter into or amend any agreement with any director or executive officer, except any amendment to comply with Section 409A of the Code, (iv) enter into or amend any material consulting agreement with any consultant or other service provider, (v) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except pursuant to the terms of any agreement existing on the date of this Agreement, (vi) enter into or amend any employment, severance, retention, termination, change of control or similar agreement or arrangement with any director, officer, employee, consultant or other service provider of the Company or any of its Subsidiaries, except any amendment to comply with Section 409A of the Code, (vii) grant any stock option or other equity or incentive awards to any director, officer, employee, consultant or other service provider or (viii) make any loans to any of its officers, directors, employees, Affiliates, consultants or other service provider or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, other than advances to employees in the ordinary course of business.

(m) Tax Matters.

(i) The Company shall file, and shall cause each of its Subsidiaries to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries on or prior to the Closing Date, and shall timely pay or remit (or cause to be paid or remitted) any and all Taxes due in respect of such Tax Returns. All such Tax Returns shall be true, correct and complete in all material respects and shall be prepared and filed in a manner consistent with past practice, except as otherwise required by applicable Law.

(ii) The Company shall not, and shall not permit any of its Subsidiaries to, amend any Tax Return; make any election relating to Taxes; change any election relating to Taxes already made; change any accounting method relating to Taxes, except for a change in the Company’s method of accounting for inventory from LIFO to FIFO; other than as to any item as to which no accounting method previously had been adopted, adopt any accounting method relating to Taxes; enter into any closing agreement relating to Taxes; accept or settle any claim or assessment relating to Taxes the liability for which exceeds $250,000 individually or in the aggregate; or, without consultation with Parent, consent to any extension of the period of limitations on assessment of any Tax.

(iii) Promptly following the execution of this Agreement, the Company shall make available to Parent all items identified in Section 4.15(b) of the Company Disclosure Schedule as not having been provided to Parent prior to the date hereof and any other items referred to in Section 4.15(b) hereof not provided prior to the date hereof.

(iv) The Company shall make available to Parent, promptly upon the same becoming available, completed drafts (and final versions) of all federal, state, local and foreign income and franchise Tax Returns, and final versions of all other Tax Returns, of or including the Company or any of its Subsidiaries or any predecessors thereto, not due on or before the date hereof but due on or before the Closing Date.

(n) Transactions with Affiliates. The Company shall not, and shall cause it Subsidiaries not to, enter into any transaction with any of its Affiliates (other than transactions in the ordinary course and consistent with past practice).

(o) Liquidation, Dissolutions and Mergers. The Company shall not, and shall cause its Subsidiaries not to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger).

(p) General. The Company shall not, and shall cause its Subsidiaries not to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions or any action which would result or would reasonably be expected to result in a breach of, any representation or warranty of the Company contained in this Agreement as of the date when made or as of any future date.
      Section 6.2     No Solicitation.
      (a) The Company shall, and shall cause its Affiliates, Subsidiaries, and its and each of their respective officers, directors, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be immediately terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal. The Company shall not, and shall cause its Affiliates, Subsidiaries and its and their respective Representatives not to, (i) directly or indirectly solicit, initiate, encourage or take any other action to facilitate (including by way of furnishing or disclosing information) any Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal (including any letter of intent, memorandum of understanding or agreement in principle) or enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding or agreement in principle) which requires, or is intended to or which could reasonably be expected to result in, the abandonment, termination or the failure to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to any Takeover Proposal or (iv) grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, that at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal received after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal was not, directly or indirectly, the result of a breach of this Section 6.2 or the Confidentiality Agreement, the Company may, if its Board of Directors determines in good faith (after consulting with a financial advisor of nationally recognized reputation and outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 6.2(b), (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.
      (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of, this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in and as permitted by Section 6.2(a)) (an “Acquisition Agreement”) or which is intended to or which could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a Superior Proposal if such Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if the Company failed to comply with this Section 6.2, (ii) no such Company Adverse Recommendation Change shall be made until after the fifth (5th) Business Day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five (5) Business Day period) and representing that the Company has complied with this Section 6.2, (iii) during such five (5) Business Day period, the Company shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not make a Company Adverse Recommendation Change and (iv) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such five (5) Business Day period, Parent makes a proposal to adjust the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 8.4(a) hereof.
      (c) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, promptly on the date of receipt thereof, the Company shall advise Parent orally and in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations (including the identity of the Person making such Takeover Proposal) and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep Parent fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.
      (d) Nothing contained in this Section 6.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or

(ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), such disclosure would be required under applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.2(b).
      Section 6.3     Company Stockholder Meeting; Preparation of Proxy Statement.
      (a) The Company shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting; provided that the Proxy Statement shall be mailed to Company Stockholders no later than ten (10) Business Days after the SEC has indicated that it has no further comments to the Proxy Statement. Subject to Section 6.2(b) and 6.2(d), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.3(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.
      (b) As promptly as practicable after the execution of this Agreement, but in no event later than twenty (20) days after the date hereof, the Company and Parent shall prepare and the Company shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with the preparation of the Proxy Statement. No amendment or supplement to the Proxy Statement will be made by the Company without first providing Parent with a reasonable opportunity to review and comment on any such document.
      (c) The Company shall notify Parent promptly after receipt by the Company of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Proxy Statement. The Company shall supply Parent with copies of all correspondence between the Company or any of its representatives and the SEC with respect to the Proxy Statement. If at any time prior to the Effective Time, any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or Affiliates which should be described in an amendment or supplement to the Proxy Statement, the Company shall inform Parent promptly after becoming aware of such event. Whenever the Company learns of the occurrence of any event which should be described in an amendment of, or supplement to, the Proxy Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the SEC and, if required by applicable Law, disseminated to the persons and in the manner required. The Company shall timely mail the Proxy Statement to its stockholders.
      Section 6.4     Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, any of its financing sources and their respective officers, employees, accountants, counsel, agents and other Representatives reasonable access during normal business hours to all of the properties, personnel, books and records of the Company and its Subsidiaries (including Tax Returns filed and those in preparation, workpapers and other items relating to Taxes), and shall furnish promptly all information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request; provided that such access shall only be provided to the extent that such access would not violate applicable Laws. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement.
      Section 6.5     Reasonable Efforts.
      (a) Each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any third party or Governmental Entity, including filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as reasonably practicable, any form or report required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters) and (ii) using reasonable efforts to cause the satisfaction of all conditions to Closing. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall promptly consult with each other with respect to, provide any necessary information with respect to and provide each other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require or be construed to require Parent to (x) offer or agree to enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Parent’s businesses or assets or any portion of the businesses or assets of any of its Subsidiaries (or any of its Affiliates) or any portion of the businesses or assets of the Company or any of its Subsidiaries, or (y) agree to conduct its, its Subsidiaries’ or any of their Affiliates’ business in a specified manner or (z) provide any compensation, benefits or other consideration to Company employees except as set forth in Section 3.4.
      (b) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with each other party, an appropriate response in compliance with such request. Nothing herein shall require any party to waive any substantial rights or agree to any substantial limitation on its (or the Surviving Corporation’s) operations or to dispose of any assets.
      Section 6.6     State Takeover Statutes. Parent, the Company and their respective Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transaction contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.
      Section 6.7     Indemnification.
      (a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, (i) to the fullest extent permitted under applicable Law and (ii) without limiting the obligations under clause (i), as required pursuant to any indemnity agreements of the Company (the “Company Indemnity Agreements”) (and Parent and the Surviving Corporation shall also advance all reasonable expenses, including attorneys’ fees and expenses as incurred; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), and the Surviving Corporation shall cooperate in the defense of any such matter, and such obligation shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims.
      (b) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to the coverage and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that Parent may, at its option, cause the Surviving Corporation to (i) substitute therefor policies of the Surviving Corporation containing terms with respect to coverage and amount no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time), provided further, however, that in satisfying its obligations under this Section 6.7(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 275% of the amount paid by the Company for coverage for its last full fiscal year, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such annual 275% amount.
      (c) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or acquiror of such properties and assets) shall assume all of the obligations of the Surviving Corporation set forth in this Section 6.7.
      (d) The rights of each Indemnified Party under this Section 6.7 shall be in addition to any right such Person might have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.
      Section 6.8     Certain Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to this Agreement, the Merger and/or the transactions contemplated hereby and thereby and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent. In addition, the Company shall not cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger; provided that the actions permitted to be taken under Section 6.2 hereof shall not constitute a violation of this sentence of Section 6.8 if such action were taken in compliance with all of the terms and conditions of Section 6.2 hereof.
      Section 6.9     Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (ii) any Company Material Adverse Effect or the occurrence of any event or events which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (iii) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) untrue in any material respect; provided, however, that the delivery of notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to Parent.
      Section 6.10     Tax Covenants. Immediately prior to the Closing, the Company shall furnish to Parent a certification in accordance with Treasury Regulation Section 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a United States real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the previous five years.
      Section 6.11     Rights Agreement. The Board of Directors of the Company shall take all action to the extent necessary in order to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of the Company shall not, without the prior written consent of Parent, (i) amend or waive any provision of the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights, in each case in order to facilitate any Takeover Proposal with respect to the Company.
      Section 6.12     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Company Shares (including derivative securities with respect to such Company Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
      Section 6.13     Employees.
      (a) For a period of one (1) year following the Effective Time, Parent and the Surviving Corporation shall provide employees of the Surviving Corporation and its Subsidiaries who were employees of the Company and its Subsidiaries immediately prior to the Effective Time (the “Company Employees”) with the same base salary and benefits (other than equity compensation) pursuant to employee benefit plans, programs, policies and arrangements that are comparable in the aggregate to the benefits provided to Company Employees immediately prior to the Closing. Where applicable, each Company Employee shall receive full credit for service with the Company and its Subsidiaries (including predecessor companies) for purposes of determining eligibility to participate and vesting (but not benefit accrual except with respect to severance benefits) under each employee benefit plan, program, policy or arrangement to be provided by Parent or the Surviving Corporation to such Company Employees to the same extent such service was recognized under the applicable Benefit Plan immediately prior to the Effective Time, except where such crediting would result in duplicate benefits. If applicable, Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any benefit plans provided by Parent or the Surviving Corporation to be waived with respect to such Company Employees and their eligible dependents, and shall cause such benefit plans to credit any co-payments, deductibles and similar amounts paid by such Company Employees and their eligible dependents under the corresponding Benefit Plans with respect to the plan year in which the Effective Time occurs.
      (b) From and after the Effective Time, Parent or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to, honor, in accordance with their terms, all individual employment, severance and change of control agreements between the Company or any Subsidiary and any Company Employee including, without limitation, bonuses, incentives or deferred compensation in existence on the date hereof.
      (c) Nothing in this Agreement shall require the continued employment of any person, and no provision of this Agreement shall prevent Parent or Surviving Corporation from amending or terminating any Benefit Plan (except to the extent limited by Sections 6.13(a) and (b) hereof).

      Section 6.14     Outstanding Notes and Credit Agreement.
      (a) Upon the request of Parent, the Company shall advise JPMorgan Chase Bank, NA and the holders of all of the Company’s 9.81% Series C Variable Rate Senior Notes due 2008 outstanding and all of the Company’s 7.25% Series D Variable Rate Senior Secured Notes due 2009 outstanding (collectively, the “Notes”) of Parent’s intent on the Closing Date to cause (i) prepayment of the Notes and the termination of the Second Amended and Restated Note Agreement dated as of April 1, 2003 (as amended) and the Note Purchase Agreement dated as of April 1, 2003 (as amended) (collectively, the “Note Agreements”) and (ii) termination of, and prepayment of all amounts outstanding under, the Existing Credit Agreement. The Company shall use commercially reasonable efforts (without the making of any payments or concessions) to assist Parent with preparations for such prepayments and termination, including requesting drafts of customary payoff letters, waivers and lien releases.
      (b) Upon the request of the Parent, the Company shall give to each relevant holder of Notes a control event notice and a change of control notice, each as contemplated by and in accordance with Section 4.7 of each of the Note Agreements pursuant to the terms thereof.
      (c) Notwithstanding anything herein to the contrary, the Company shall not be obligated to give any irrevocable notice of optional prepayment contemplated by Section 4.3 of each of the Note Agreements, Section 2.08 of the Existing Credit Agreement or otherwise.
ARTICLE VII
Conditions
      Section 7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction of the following conditions (unless waived in accordance with the provisions of Section 8.5 hereof):

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Act, Governmental Consents and Approvals. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Injunctions or Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.
      Section 7.2     Conditions to Parent and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except for those representations and warranties which address matters only as of a particular date which shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance. The Company shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 7.2(a) and 7.2(b).

(d) Material Adverse Effect. There shall not have occurred any event or events that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      Section 7.3     Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Parent Material Adverse Effect) in all material respects as of the date of this Agreement and at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of a particular date which shall have been true and correct as of such date).

(b) Performance. Parent and Merger Sub shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent and Merger Sub to the effect set forth in Sections 7.3(a) and 7.3(b).
      Section 7.4     Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable efforts to consummate the transactions contemplated by this Agreement.
ARTICLE VIII
Termination and Amendment
      Section 8.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon (if, in the case of the Company, it has not violated either of Sections 6.2 or 6.3);

(ii) if the Merger shall not have been consummated by March 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

(iii) if there shall be (x) any Law or (y) an Order, decree or ruling issued or any other action taken by a Governmental Entity or court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such Order, decree, ruling or other action shall have become final and non-appealable.

(c) by the Company:

(i) if Parent or Merger Sub (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Parent or Merger Sub within twenty (20) Business Days after Parent or Merger Sub receives written notice of such breach from the Company; or

(ii) if prior to obtaining the Company Stockholder Approval, (A) the Company’s Board of Directors has received a Superior Proposal, (B) the Company’s Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such action is required to comply with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Law, (C) the Company has complied with Sections 6.2, 6.3 and 6.4 and (D) at the time of such termination, Parent has received the fee set forth in Section 8.4; provided that the Company’s Board of Directors shall only be able to terminate this Agreement pursuant to this clause (ii) after five (5) Business Days following Parent’s receipt of written notice advising Parent that the Company’s Board of Directors is prepared to do so, and only if, during such five (5) Business Day period, the Company and its advisors will have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the parties to proceed with the transactions contemplated herein on such adjusted terms.

(d) by Parent:

(i) if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement (including the covenants and agreements contained in Section 6.2 or 6.3(a)) to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within twenty (20) Business Days after the Company receives written notice of such breach from Parent or Merger Sub; or

(ii) if, prior to obtaining the Company Stockholder Approval, (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby, (C) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten (10) days after Parent requests in writing that such recommendation or determination be reaffirmed, (D) a tender or exchange offer relating to any Company Shares will have been commenced and the Company will not have sent to its security holders, within ten (10) days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer or (E) a Takeover Proposal is publicly announced, and the Company fails to issue, within ten (10) days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby.
      Section 8.2     Effect of Termination. Except as otherwise set forth in this Agreement, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any material breach of this Agreement; and provided further that the provisions of this Section 8.2, Section 8.3 (Fees and Expenses), Section 8.4 (Termination Fee) and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

      Section 8.3     Fees and Expenses. Except as otherwise expressly set forth in this Agreement and subject to Section 8.4(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement (including any SEC filing fees) and (ii) the filing of premerger notification and report forms under the HSR Act (including filing fees).
      Section 8.4     Termination Fee.
      (a) If this Agreement shall be terminated pursuant to:

(i) Section 8.1(b)(i), 8.1(b)(ii), 8.1(d)(i) or 8.1(d)(ii)(B) through (E) and (x) at any time after the date hereof and before such termination a Takeover Proposal shall have been publicly announced or otherwise communicated to the Company’s Board of Directors and (y) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a Takeover Proposal or any such transaction involving a Takeover Proposal is consummated; or

(ii) Section 8.1(c)(ii) or 8.1(d)(ii)(A) hereof,
then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 8.4(a), upon the earlier to occur of the execution of such definitive agreement and such consummation, (2) in the case of termination pursuant to Section 8.1(d)(ii)(A), not later than the close of business on the Business Day following such termination or (3) in the case of termination pursuant to Section 8.1(c)(ii), on the date of termination, pay Parent a non-refundable fee in an amount equal to twenty nine million dollars ($29,000,000) (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing to the Company by Parent. For purposes of this paragraph (a), “Takeover Proposal” shall have the meaning assigned to such term in Article I, except that all references to “10%” shall be changed to “50%”.
      (b) If this Agreement is terminated pursuant to Section 8.1(d)(i), the Company shall reimburse Parent for all its fees and expenses (including attorney’s fees) incurred in connection herewith and the transactions contemplated hereby (the “Company Expense Reimbursement Amount”) up to a maximum amount of five million dollars ($5,000,000), which reimbursement shall be made in cash not later than the close of business on the fifth (5th) Business Day following the later of (i) such termination and (ii) Parent’s delivery to the Company of reasonable back-up documentation related to such fees and expenses. If, following receipt by Parent of a Company Expense Reimbursement Amount, the Termination Fee becomes payable pursuant to Section 8.4(a)(i), the Company shall pay Parent an amount equal to the Termination Fee less the Company Expense Reimbursement Amount actually paid by the Company to Parent.
      (c) The parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement where a Termination Fee or the Company Expense Reimbursement Amount is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 8.4(a) and (b) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or the Company Expense Reimbursement Amount, and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for the Termination Fee or the Company Expense Reimbursement Amount, the Company shall pay to Parent its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the Termination Fee at a rate equal to the prime rate announced from time to time by JP Morgan Chase Bank plus 3% per annum.
      Section 8.5     Extension; Waiver. At any time prior to the Effective Time, the parties hereto may by action taken by its Board of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and

(c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
ARTICLE IX
Miscellaneous
      Section 9.1     Survival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. All covenants shall survive in accordance with their terms. This Article IX, the agreements of Parent, Merger Sub and the Company in Section 6.7 (Indemnification) and Section 8.3 (Fees and Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.
      Section 9.2     Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:
      (a) if to Parent or Merger Sub, to

Sumitomo Corporation of America
600 Third Avenue
New York, New York 10016
Attention: William Fornshell, Esq., Senior Corporate Counsel
Telecopy: (212) 207-0823
      with a copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Michael J. Aiello, Esq.
Telecopy: (212) 259-6333
      (b) if to the Company, to

TBC Corporation
7111 Fairway Drive, Suite 201
Palm Beach Gardens
Florida 33418
Attention: Lawrence C. Day, President and Chief Executive Officer
Telecopy: (561) 775-4993
      with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: Dennis J. Friedman, Esq.
Telecopy: (212) 351-4035
      or to such other address or addresses as any such party may from time to time designate as to itself by like notice.
      Section 9.3     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “ordinary course of business” (or similar terms) are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice.” In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. If the end date for any time period or deadline set in this Agreement shall fall on a weekend or legal holiday, then such end date or deadline shall be deemed to fall on the next Business Day following such weekend or holiday. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.
      Section 9.4     Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
      Section 9.5     Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and representations by or among the parties with respect to this Agreement, written or oral, with respect to the subject matter of this Agreement.
      Section 9.6     Third-Party Beneficiaries. Except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.
      Section 9.7     Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect thereof shall be brought and determined in any federal court located in the State of Delaware or any Delaware state court. Each of the parties hereto hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or otherwise, (c) expressly waives any defense that such action is brought in an inconvenient forum and (d) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Delaware state court or federal court sitting in the State of Delaware. Each of the parties hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the transactions contemplated hereby and thereby. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions provided for herein shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.
      Section 9.8     Publicity. None of the parties hereto shall (and each of the parties shall cause its Affiliates and Representatives not to) issue any press release or make any public announcement concerning this Agreement or the transactions provided for herein without consulting with the other party, except as may be required by applicable Law or the applicable regulations of any relevant stock exchange or national quotation system (in which case, prior notification of such release or announcement will be given by the issuing party to the other party, and, to the extent reasonably practicable, the issuing party will consult with the other party prior to such issuance). The parties agree that the initial press release or releases to be issues with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

      Section 9.9     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
      Section 9.10     Specific Performance. The parties hereto agree that the transactions contemplated by this Agreement are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to a decree of specific performance.
      Section 9.11     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Applicable Laws, and if the rights or obligations under this Agreement of the Company on the one hand and Parent and Merger Sub on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
      Section 9.12     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval, but after any such Company Stockholder Approval, no amendment shall be made which by law requires the further approval of the holders of the outstanding Company Shares without obtaining such further approval. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      Section 9.13     Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement and will not operate or be construed as a waiver of any prior or subsequent breach, whether of a similar or dissimilar nature.
[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SUMITOMO CORPORATION OF AMERICA

By:	/s/ Susumu Kato

Name: Susumu Kato

Title:	President & Chief Executive Officer

TRACTION ACQUISITION CORP.

By:	/s/ Hirohiko Imura

Name: Hirohiko Imura

Title:	President

TBC CORPORATION

By:	/s/ Lawrence C. Day

Name: Lawrence C. Day

Title:	President & Chief Executive Officer

APPENDIX B
LEHMAN BROTHERS
September 18, 2005
Board of Directors
TBC Corporation
7111 Fairway Drive, Suite 201
Palm Beach Gardens, FL 33418
Members of the Board:
      We understand that TBC Corporation (“TBC” or the “Company”), Sumitomo Corporation of America (“SCOA”) and Traction Acquisition Corp., a wholly owned subsidiary of SCOA (“Merger Sub”), intend to enter into an Agreement and Plan of Merger, dated September 18, 2005 (the “Agreement”), pursuant to which Merger Sub will merge with and into the Company, and each issued and outstanding share of common stock of TBC (the “Shares”), other than Shares held by SCOA or its subsidiaries, will be converted into the right to receive $35.00 per Share in cash (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.
      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.
      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (4) the trading history of the Company’s common stock from January 3, 2000 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) published estimates of third party research analysts with respect to the future financial performance of the Company, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.
      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, the Company has not authorized us to solicit, and we have not solicited, any indications of interest from any third

B-1

party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the Company’s stockholders in the Proposed Transaction is fair to such stockholders.
      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

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APPENDIX C
DELAWARE GENERAL CORPORATION LAW SECTION 262 — APPRAISAL RIGHTS
§ 262. Appraisal rights
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or as otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TBC CORPORATION
C/O COMPUTERSHARE
P.O. BOX 8694
EDISON, NJ 08818-8694
DETACH HERE
ZTBC61

☒	Please mark votes as in this example.	#TCO
The Board of Directors unanimously recommends a vote “FOR” Proposal 1.
		FOR	AGAINST	ABSTAIN
1.
Adoption of the Agreement and Plan of Merger, dated as of September 18, 2005, by and among TBC Corporation, Traction Acquisition Corp. and Sumitomo Corporation of America, as more fully described in the accompanying proxy statement.
		☐	☐	☐

2.	The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the Special Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and a proxy statement dated October 13, 2005.

Stockholders should date this proxy and sign below exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. If a corporation, please sign in corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date:

DETACH HERE
ZTBC62
PROXY
TBC CORPORATION
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
November 15, 2005

Solicited on Behalf of the Board of Directors of the Company
       The undersigned holder(s) of Common Stock of TBC Corporation, a Delaware corporation (the “Company”), hereby appoint(s) Marvin E. Bruce and Lawrence C. Day, and each of them, attorneys and proxies of the undersigned, with power of substitution, to represent and vote all of the Common Stock which the undersigned is (are) entitled to vote at the Special Meeting of Stockholders of the Company to be held at the executive offices of Tire Kingdom, Inc. located at 823 Donald Ross Road, Juno Beach, Florida 33408, on November 15, 2005, at 10:00 a.m. local time, and at any adjournments, postponements, continuations or reschedulings thereof (the “Special Meeting”), with all the powers the undersigned would possess if personally present at the Special Meeting, as directed on the reverse side.
      When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s) and at the discretion of the proxy holder as to any other business that may properly come before the Special Meeting. If no direction is specified, this proxy will be voted FOR Proposal 1 and at the discretion of the proxies upon such other matters as may properly come before the Special Meeting.

SEE REVERSE
SIDE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE
SIDE